     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            W HOLDING COMPANY, INC.
                               (IN ORGANIZATION)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    COMMONWEALTH OF PUERTO RICO                  6712                      NOT YET APPLIED FOR
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            ------------------------
              19 WEST MCKINLEY STREET, MAYAGUEZ, PUERTO RICO 00680
                                 (787) 834-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                FREDDY MALDONADO
                            CHIEF FINANCIAL OFFICER
                            W HOLDING COMPANY, INC.
                            19 WEST MCKINLEY STREET
                          MAYAGUEZ, PUERTO RICO 00680
                                 (787) 834-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:

                             STUART G. STEIN, ESQ.
                             HOGAN & HARTSON L.L.P.
                             555 13TH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-8575

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO       OFFERING PRICE PER    AGGREGATE OFFERING         AMOUNT OF
SECURITIES TO BE REGISTERED   BE REGISTERED            UNIT                  PRICE           REGISTRATION FEE
Common Stock, par value
  $1.00 per share..........     42,000,000            $15.313*           $643,146,000*          $178,794.59*
Preferred Stock, par value
  $1.00 per share..........      1,219,000            $25.00 *           $ 30,475,000*          $  8,472.05*

* Estimated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for shares of common stock of Westernbank Puerto Rico as reported on the Nasdaq Stock Market's National Market Tier and calculated as of April 22, 1999.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WESTERNBANK PUERTO RICO                                  W HOLDING COMPANY, INC.
19 WEST MCKINLEY STREET                                  19 WEST MCKINLEY STREET
 MAYAGUEZ, PUERTO RICO                                    MAYAGUEZ, PUERTO RICO
          00680                                                   00680
   (Proxy Statement)                                          (Prospectus)

                            ------------------------

       42,000,000 SHARES OF COMMON STOCK; AND 1,219,000 SHARES OF 7.125%
             NON-CUMULATIVE, CONVERTIBLE PREFERRED STOCK, SERIES A
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                            ------------------------

DEAR WESTERNBANK STOCK HOLDER:

     You are cordially invited to attend the annual meeting of stockholders of Westernbank Puerto Rico to be held at 1:30 p.m. on May 27, 1999 at Best Western Mayaguez Resort & Casino, located at Road 104, Km. 0.3, Mayaguez, Puerto Rico.

     At the annual meeting, you will be asked to vote on:

        - a bank holding company formation for Westernbank

     If you are a common stockholder, you also will be asked to vote on:

        - the election of three directors for three-year terms

        - approval of the Westernbank 1999 Stock Option Plans

        - an increase in Westernbank's authorized capital

        - ratification of Deloitte & Touche LLP as independent auditors for 1999.

     Westernbank's common stock currently is traded on the Nasdaq Stock Market's National Market Tier under the symbol WBPR. The holding company has applied to change the listing of Westernbank's common stock to the holding company's common stock and to list the holding company's series A preferred stock under the
symbols        and        , respectively.

     PLEASE READ THE RISK FACTORS ON PAGE   BEFORE COMPLETING YOUR PROXY CARD.

     W HOLDING COMPANY'S STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR THE OFFICE OF THE COMMISSIONER OF FINANCIAL INSTITUTIONS OF PUERTO RICO, NOR HAS ANY OF THESE INSTITUTIONS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The separate votes of at least three-fourths of Westernbank's outstanding common stock and three-fourths of the aggregate liquidation preference associated with Westernbank's series A preferred stock are required to approve the plan of merger and reorganization. CONSEQUENTLY, NOT RETURNING A PROXY CARD, NOT VOTING IN PERSON AT THE ANNUAL MEETING OR ABSTAINING FROM VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PLAN OF MERGER AND REORGANIZATION.

     THEREFORE, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

                                                 Very truly yours,

                                                 Frank C. Stipes
                                                 Chairman of the Board,
                                                 Chief Executive Officer and
                                                 President

     This proxy statement/prospectus is being mailed to shareholders on or about
          , 1999. The date of this proxy statement/prospectus is , 1999.

                            WESTERNBANK PUERTO RICO
                            19 WEST MCKINLEY STREET
                          MAYAGUEZ, PUERTO RICO 00680
                                 (787) 834-8000

                            NOTICE OF ANNUAL MEETING

                           TO BE HELD ON MAY 27, 1999

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Westernbank Puerto Rico will be held at Best Western Mayaguez Resort & Casino, located at Road 104, Km. 0.3, Mayaguez, Puerto Rico, on May 27, 1999 at 1:30 p.m., for the following purposes:

     (1) To consider a proposal to approve the reorganization of Westernbank into a bank holding company form of ownership by approving a plan of merger and reorganization through which (i) Westernbank will become a subsidiary of a newly formed bank holding company called W Holding Company, Inc. and (ii) each outstanding share of Westernbank common stock will be converted into one share of common stock of the holding company and each outstanding share of Westernbank series A preferred stock will be converted into one share of series A preferred stock of the holding company (Proposal 1);

     (2) To elect three directors for a term of three years or until their successors have been elected and qualified (Proposal 2);

     (3) To approve Westernbank's 1999 Stock Option Plans (Proposal 3);

     (4) To consider the proposed increase in the number of shares of common stock that Westernbank is authorized to issue from 75,000,000 to 300,000,000 and the proposed increase in the number of shares of preferred stock that Westernbank is authorized to issue from 5,000,000 to 20,000,000 (Proposal 4).

     (5) To ratify the appointment of Deloitte & Touche LLP as Westernbank's independent auditors for 1999 (Proposal 5); and

     (6) To transact any other business that properly comes before the annual meeting or any adjournment of the meeting.

     If you held shares of Westernbank's common stock at the close of business on [April 15], 1999, you are entitled to notice of the annual meeting and to vote on all matters that properly come before the meeting, including the holding company reorganization. If you held shares of Westernbank's series A preferred stock at the close of business on that day, you are entitled to notice of the annual meeting and to vote on the reorganization.

     Under the Puerto Rico Banking Law, any stockholder of a bank involved in a transaction like the holding company reorganization may object to the consideration offered to the stockholder in exchange for the stockholder's shares. If you object and attempt to seek other consideration for your shares, you must strictly follow the procedures outlined in section 15(i) of the Puerto Rico Banking Law. A copy of that section is attached as Appendix C to the proxy statement/prospectus. If you wish to object and do not follow the requirements of that section carefully, your right to seek other consideration may be invalidated.

     The separate votes of at least three-fourths of Westernbank's issued and outstanding common stock and three-fourths of the aggregate liquidation preference associated with Westernbank's series A preferred stock are required to approve the plan of merger and reorganization. Consequently, the required vote of Westernbank's common stockholders and series A preferred stockholders is based on the total number of shares of Westernbank's common stock and series A preferred stock issued and not on the number of shares which are actually voted. NOT RETURNING A PROXY CARD, NOT VOTING IN PERSON AT THE ANNUAL MEETING OR ABSTAINING FROM VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PLAN OF MERGER AND REORGANIZATION.

     THEREFORE, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING YOU MAY VOTE IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE TIME IT IS EXERCISED AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                          By Order of the Board of Directors

                                          Angel Luis Rosas
                                          Secretary

Mayaguez, Puerto Rico
April   , 1999

         QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY REORGANIZATION

Q: WHY IS WESTERNBANK PROPOSING TO REORGANIZE INTO A HOLDING COMPANY STRUCTURE?

A: The board of directors believes that the reorganization will give Westernbank greater flexibility in continuing those services it presently provides to its customers and in responding in the future to changing market conditions and the changing needs of the community.

Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the reorganization. Not returning your proxy, not voting at the annual meeting or abstaining from voting has the effect of voting against the reorganization.

   If you hold Westernbank common stock you can choose to attend the annual meeting and vote your shares in person instead of returning your completed proxy card. If you do return a proxy card, you may change your vote at any
   time up to the time of the vote by following the directions on page   .

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions to your broker on how you want your shares voted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the reorganization takes place, you will receive instructions on how to exchange your Westernbank certificates for holding company certificates.

Q: WHAT WILL WESTERNBANK'S STOCKHOLDERS RECEIVE IN THE REORGANIZATION?

A: In the reorganization, each outstanding share of Westernbank common stock will be converted into one share of common stock of the holding company and each outstanding share of Westernbank series A preferred stock will be converted into one share of series A preferred stock of the holding company.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Before the reorganization takes place, Westernbank expects to continue to pay regular semi-annual cash dividends on its common stock (currently $.08). After the reorganization, any dividends will be based on what the holding company pays. Dividends on the holding company's series A preferred stock will continue to be paid on the same terms as dividends on Westernbank's series A preferred stock.

Q: WHEN DO YOU EXPECT THE REORGANIZATION TO TAKE PLACE?

A: We are working toward completing the reorganization as quickly as possible.
   In addition to the approval of Westernbank's stockholders, we must obtain a number of regulatory approvals. We expect the reorganization to take place as soon as practicable after the annual meeting and the receipt of all regulatory approvals.

Q: WHAT ARE THE INCOME TAX CONSEQUENCES OF THE REORGANIZATION TO ME?

A: To review the tax consequences to Westernbank's stockholders in connection
   with the reorganization, see pages   to   .

                                    SUMMARY

     The following is a brief summary of information located elsewhere in this proxy statement/prospectus. BEFORE YOU VOTE, YOU SHOULD GIVE CAREFUL CONSIDERATION TO ALL OF THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT.

THE ANNUAL MEETING

TIME AND LOCATION OF THE ANNUAL MEETING

The annual meeting of stockholders of Westernbank will be held at Best Western Mayaguez Resort & Casino, located at Road 104, Km. 0.3, Mayaguez, Puerto Rico on May 27, 1999, at 1:30 p.m.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

You will be asked to vote on a plan of merger and reorganization pursuant to which W Holding Company, Inc. will become the holding company for Westernbank. Through the merger of Westernbank and an interim bank, each outstanding share of common stock of Westernbank will be converted into one share of common stock of the holding company and each outstanding share of series A preferred stock of Westernbank will be converted into one share of series A preferred stock of the holding company.

You also will be asked to vote on the election of three directors for three-year terms, to approve Westernbank's 1999 Qualified Stock Option Plan and its 1999 Nonqualified Stock Option Plan, to approve an increase in Westernbank's authorized capital stock, to ratify the appointment of Deloitte & Touche LLP as Westernbank's independent auditors for 1999 and to consider such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

WHO IS ELIGIBLE TO VOTE

If you held Westernbank common stock or Westernbank series A preferred stock at the close of business on [April 15], 1999 you are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote on each matter properly presented at the annual meeting. Each share of series A preferred stock is entitled to one vote on the proposed holding company reorganization.

REQUIRED VOTE

As to the election of directors, the proxy card being provided by the board of directors enables a common stockholder to vote for the election of the nominees proposed by the board, or to withhold authority to vote for one or more of the nominees being proposed. Under the laws of the Commonwealth of Puerto Rico and Westernbank's restated certificate of incorporation and by-laws, directors are elected by a majority of votes cast by the common stockholders.

Under our restated certificate of incorporation and by-laws, the holding company reorganization must be approved by at least three-fourths of our outstanding common stock and three-fourths of the total liquidation preference associated with our series A preferred stock. The approval of a majority of the outstanding common stock is required to approve the increase in authorized capital stock and the 1999 Stock Option Plans. The ratification of our independent auditors is determined by a majority of the votes cast by the common stockholders.

THE REORGANIZATION

PARTIES TO THE REORGANIZATION

Westernbank Puerto Rico

Westernbank Puerto Rico is a publicly owned full service commercial bank chartered under the laws of the Commonwealth of Puerto Rico that provides a wide range of financial services for retail and institutional clients. Its principal executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number is (787) 834-8000. Westernbank operates under the regulations of the Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Institutions of Puerto Rico. The deposits of Westernbank are insured by the Federal Deposit Insurance Corporation to the full extent provided by law.

W Holding Company, Inc.

W Holding Company, Inc. is a corporation formed under the laws of the Commonwealth of Puerto

Rico in February 1999 as a wholly owned subsidiary of Westernbank to serve as a bank holding company after the reorganization. Its principal executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number is (787) 834-8000.

Western Interim Bank

Western Interim Bank will be established as a commercial bank chartered under the laws of the Commonwealth of Puerto Rico and a wholly owned subsidiary of the holding company. Its principal executive offices will be located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number will be
(787) 834-8000.

STRUCTURE OF THE REORGANIZATION

In the reorganization, the interim bank will be merged into Westernbank, which will thereafter continue the business of Westernbank as a wholly owned subsidiary of the holding company. Each share of Westernbank's common stock that is outstanding at the time of the reorganization will be converted into one share of common stock of the holding company and each share of Westernbank's series A preferred stock that is outstanding at the time of the reorganization will be converted into one share of series A preferred stock of the holding company. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Description of the Proposed Reorganization."

CONDITIONS THAT MUST BE SATISFIED BEFORE THE REORGANIZATION CAN OCCUR

Completion of the reorganization is conditioned upon the satisfaction of a number of conditions, including the receipt of stockholder approval, various regulatory approvals, which have been applied for, and rulings or opinions concerning the tax consequences of the reorganization. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Conditions That Must be Satisfied Before the Reorganization Can Occur."

REASONS FOR THE REORGANIZATION

The reorganization will give Westernbank greater flexibility in continuing those services it presently provides to its customers and in responding in the future to changing market conditions and the changing needs of the community. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Reasons for the Reorganization."

RECOMMENDATION OF WESTERNBANK'S BOARD OF DIRECTORS

After careful consideration, the Westernbank board of directors has determined that the reorganization is advisable and in the best interests of Westernbank and its stockholders and has approved the plan of merger and reorganization and the transactions contemplated by the plan of merger and reorganization. The Westernbank board of directors recommends that you vote FOR approval of the plan of merger and reorganization.

RISK FACTORS

Before completing your proxy card, you should read this entire proxy
statement/prospectus, including the Risk Factors on pages           through
          .

DIFFERENCES IN STOCKHOLDER RIGHTS

The rights of Westernbank's stockholders are governed by the banking and general corporation laws of Puerto Rico. The rights of the holding company's stockholders will be governed by the General Corporations Law of Puerto Rico. This change in applicable law will cause some changes in stockholder rights. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Differences in Stockholder Rights."

GOVERNMENT REGULATION AND SUPERVISION

After the reorganization, (1) the holding company will be subject to the Federal Bank Holding Company Act of 1956 and will be subject to regulation by the Board of Governors of the Federal Reserve System with respect to its operations as a bank holding company, (2) Westernbank will continue to be subject to regulation by the Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Institutions of Puerto Rico and (3) the deposits of Westernbank will continue to be insured by the Federal Deposit Insurance Corporation to the full extent provided by law. For more information, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation."

RIGHTS OF DISSENTING STOCKHOLDERS

The rights of dissenting stockholders are governed by the Banking Law of Puerto Rico. If the reorganization takes place, any Westernbank stockholder will be entitled to receive payment of the value of his or her shares from Westernbank if the stockholder (1) does not vote in favor of the reorganization, (2) records with Westernbank at the time of the annual meeting, or within twenty days after the meeting, the stockholder's opposition to the reorganization and (3) demands payment for the shares. Once the reorganization takes place, a dissenting stockholder may petition the Court of First Instance, Superior Section of San Juan of the Commonwealth of Puerto Rico to have the value of the stockholder's shares appraised. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Rights of Dissenting Stockholders."

BOARD OF DIRECTORS

The holding company's board of directors is comprised of the same persons who are presently the directors of Westernbank. Approval of the reorganization by the holders of Westernbank's common stock and series A preferred stock will be deemed to be a confirmation by the holding company's stockholders of those persons as the directors of the holding company without further action and without changes in classes or terms.

CAPITALIZATION STRUCTURE AFTER THE REORGANIZATION

Immediately after the reorganization takes place (and assuming there are no dissenters), (1) the holding company will have outstanding the same number of shares of common stock and series A preferred stock that Westernbank had issued and outstanding immediately prior to the reorganization, (2) the holding company's common stock and series A preferred stock will be held by the persons who held the Westernbank common stock and series A preferred stock immediately prior to the reorganization, and (3) the interim bank will have merged into Westernbank, and all of the then outstanding shares of Westernbank will be owned by the holding company.

STOCK LISTING

Westernbank's common stock currently is traded on the Nasdaq Stock Market's National Market Tier under the symbol WBPR. For the reorganization to take place, the holding company's common stock and series A preferred stock must be listed for trading on the Nasdaq Stock Market's National Market Tier. The holding company has applied to change the listing of Westernbank's common stock on the Nasdaq Stock Market's National Market Tier to the holding company's common stock and to list the holding company's series A preferred stock on the
Nasdaq Stock Market's National Market Tier under the symbols           and
          , respectively. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Market Price of Westernbank's Capital Stock and Dividends."

TAX CONSEQUENCES OF THE REORGANIZATION

For information about the tax consequences of the reorganization, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Tax Consequences of the Reorganization."

FORWARD LOOKING STATEMENTS

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus, or incorporated by reference herein, in connection with the solicitation of proxies by Westernbank or the offering of W Holding Company, Inc. common stock or series A preferred stock made hereby, and, if given or made, that information or representation should not be relied upon as having been authorized by Westernbank or W Holding Company, Inc. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of W Holding Company, Inc.'s common stock or series A preferred stock offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make that kind of an offer or solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of W Holding Company Inc.'s common stock or series A preferred stock offered pursuant to this proxy statement/prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Westernbank or W Holding Company, Inc. or the information in this document or the documents or reports incorporated by reference into this document since the date of this proxy statement/prospectus.

                                  RISK FACTORS

     Westernbank stockholders should consider, among other matters, the following factors in voting for the plan of merger and reorganization and the transactions contemplated by the plan of merger and reorganization, the completion of which will result in holders of Westernbank common stock and series A preferred stock receiving shares of the holding company's common stock and series A preferred stock.

THE ABILITY OF WESTERNBANK TO PAY DIVIDENDS TO THE HOLDING COMPANY, AND THE ABILITY OF THE HOLDING COMPANY TO PAY DIVIDENDS TO YOU IS RESTRICTED.

     Westernbank's ability to pay dividends on its capital stock is restricted by United States federal and Puerto Rico banking law. Westernbank may not pay dividends if upon payment it would become undercapitalized under the laws and regulations enforced by the FDIC. Westernbank also could be subject to these dividend restrictions if the FDIC determines that Westernbank is in an unsafe or unsound condition or engaging in an unsafe or unsound practice.

     Even if stockholders approve Westernbank's proposed reorganization into a bank holding company structure, the existing restrictions on Westernbank's ability to pay dividends will continue in effect. Consequently, since the holding company's principal source of income will consist initially of dividends, if any, from Westernbank, the restrictions on Westernbank's ability to pay dividends could adversely affect you after the reorganization. Moreover, the holding company will be subject to restrictions generally imposed on Puerto Rico corporations and may be restricted in its ability to pay dividends by minimum capital requirements imposed by the Board of governors of the Federal Reserve System. See "Regulatory Matters -- Holding Company Regulation." The Federal Reserve Board issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

CHANGES IN INTEREST RATES MAY REDUCE WESTERNBANK'S PROFITABILITY.

     Westernbank's results of operations depend to a large extent on the level of net interest income, which is the difference between income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. If interest-rate fluctuations cause Westernbank's cost of funds to increase faster than the yield of its interest-earning assets, then its net interest income will be reduced. Westernbank is unable to predict future fluctuations in interest rates. In addition, Westernbank is unable to predict future actions of the Puerto Rico Financial Board, which regulates the rates and fees charged on specified loans to individuals.

COMMERCIAL, LAND ACQUISITION AND CONSTRUCTION AND CONSUMER LENDING ACTIVITIES INVOLVE GREATER CREDIT RISK THAN RESIDENTIAL REAL ESTATE LENDING.

     In addition to residential real estate loans, Westernbank originates loans for commercial real estate, commercial business, land acquisition and construction and consumers. Commercial business loans may involve greater risks than other types of lending because they are often made based on varying forms of collateral and repayment of such loans often depends on the success of the commercial venture. Commercial real estate loans may also involve greater risk because repayment depends, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Land acquisition and construction loans may involve greater risks because the borrower may not be able to carry the costs of undeveloped land. Evaluating and monitoring these types of loans is more difficult then with residential real estate loans, which also increases risk. the disbursement of principal based on progress, even though the ultimate completion market value may not be attainable during the construction process, also may increase risks from these loans. Consumer loans may involve greater risk because adverse changes in borrowers' incomes and employment after funding of the loans may impact their abilities to repay the loans.

WESTERNBANK MUST CONTINUE TO MANAGE ITS RAPID ASSET GROWTH SUCCESSFULLY.

     Westernbank has grown significantly in recent years, and intends to continue to expand operations and asset size. Westernbank's total assets, consisting primarily of loans and investments and mortgage-related securities, have increased 188.1% since December 31, 1994 to $2.5 billion at December 31, 1998. As a growing company, Westernbank needs to continue to attract and retain additional qualified personnel; otherwise it may have difficulty expanding or otherwise managing its growth. In addition, Westernbank must continue to have adequate systems, procedures or controls to support and manage rapid growth. Westernbank's failure to manage growth effectively could have a material adverse effect on its ability to pay dividends on the Series B Preferred Stock.

WESTERNBANK'S SUCCESS DEPENDS IN LARGE PART ON THE PUERTO RICO ECONOMY.

     Substantially all of the properties and other collateral securing Westernbank's real estate, commercial and consumer loans are located in Puerto Rico. These loans may be subject to a greater risk of default than other comparable loans if the Puerto Rico economy suffers adverse economic, political or business developments, or if natural disasters affect Puerto Rico. In any similar scenario, or if Puerto Rico's real estate market experiences an overall decline in property values, the ability of property owners in Puerto Rico to make payments of principal and interest on the underlying mortgages could decrease, likely causing rates of delinquency, foreclosure, bankruptcy and loss on mortgage loans to increase. Any of these effects could impair Westernbank's ability to pay dividends on the Series B Preferred Stock.

WESTERNBANK'S BUSINESS WOULD BE DISRUPTED IF ITS COMPUTER SYSTEMS CANNOT WORK PROPERLY WITH YEAR 2000 DATA.

     Westernbank could experience a significant disruption to its business operations that could have an adverse effect on its profitability if its computer systems and the computer systems provided by third-party vendors are not year 2000 compliant. Year 2000 problems suffered by providers of basic services, such as telephone, water, sewer and electricity, could also have an adverse impact on Westernbank's daily operations. Westernbank is in the process of revising its existing business interruption contingency plans to address any disruptions of these basic services.

OUR EXISTING STOCKHOLDERS HAVE SIGNIFICANT CONTROL OF OUR MANAGEMENT AND AFFAIRS, WHICH THEY COULD EXERCISE AGAINST YOUR BEST INTERESTS.

     As of the April 15, 1999 record date, the directors and executive officers of Westernbank beneficially own a significant percentage of our outstanding common stock. As a result of this percentage ownership, our directors and executive officers as a group can exercise significant control over our management and affairs, including the election of directors and the determination of all other matters requiring stockholder approval. Acting as a group, they will retain the power to block certain business combinations in accordance with the charter documents of both Westernbank and the holding company. Accordingly, this concentration of ownership may have the effect of delaying or preventing a change of control of our company that may be in your best interests.

     In addition, provisions of the charter documents of Westernbank and the holding company, as well as United States federal banking law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to stockholders. These provisions include:

     - a staggered board of directors;

     - advance notice procedures for nomination of directors and for stockholder proposals; and

     - super-majority board or shareholder approval for change of control.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The following table sets forth selected financial data for each of the years in the five-year period ended December 31, 1998. This financial data is derived from, should be read in conjunction with, and is qualified by reference to, the more detailed information contained in Westernbank's Annual Reports on Form 10-K for each of the five years ended December 31, 1998, and Notes thereto, incorporated by reference herein.

                                                                        AT DECEMBER 31,
                                                  ------------------------------------------------------------
                                                     1998         1997         1996         1995        1994
                                                  ----------   ----------   ----------   ----------   --------
                                                                         (IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets....................................  $2,481,176   $1,555,799   $1,284,697   $1,039,449   $861,292
Loans, net and mortgage loans held for sale.....   1,361,297      784,795      623,621      501,201    444,826
Deposits........................................   1,690,529    1,043,405      908,536      735,628    675,057
Borrowings......................................     621,325      393,750      282,192      226,325    122,498
Stockholders' equity............................     154,282      102,235       83,136       67,658     56,490

                                                                AT OR FOR THE YEAR ENDED DECEMBER 31
                                                       -------------------------------------------------------
                                                         1998       1997       1996          1995       1994
                                                       --------   --------   --------      --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
EARNINGS
Total interest income................................  $157,446   $113,528   $ 93,416      $ 74,243   $ 55,591
Total interest expense...............................   (84,308)   (57,198)   (45,805)      (35,528)   (24,296)
                                                       --------   --------   --------      --------   --------
Net interest income..................................    73,138     56,330     47,611        38,715     31,295
Provision for loan losses............................    (6,000)    (2,700)        --        (3,000)    (1,210)
Other income.........................................    10,154      9,979      6,747         5,277      2,907
Operating expenses...................................   (41,705)   (35,012)   (32,460)(a)   (25,744)   (19,812)
Income taxes.........................................    (6,892)    (5,693)    (4,850)       (3,219)    (2,549)
                                                       --------   --------   --------      --------   --------
Net income...........................................  $ 28,695   $ 22,904   $ 17,048      $ 12,029   $ 10,631
                                                       ========   ========   ========      ========   ========
Net income attributable to common stockholders.......  $ 27,604   $ 22,904   $ 17,048      $ 12,029   $ 10,631
                                                       ========   ========   ========      ========   ========
Earnings per common share (b):
  Basic..............................................  $   0.66   $   0.54   $   0.42      $   0.29   $   0.25
  Diluted............................................  $   0.66   $   0.54   $   0.41      $   0.28   $   0.24
                                                       ========   ========   ========      ========   ========
RATIOS AND PER SHARE AMOUNTS
Return on average assets (c).........................      1.42%      1.61%      1.47%         1.27%      1.36%
Return on average common stockholders' equity (c)....     24.42%     24.71%     22.61%        19.38%     19.94%
Average equity to average assets(c)..................      6.35%      6.53%      6.49%         6.53%      6.84%
Operating expenses to total assets...................      1.68%      2.25%      2.53%         2.48%      2.30%
Cash dividends declared per common share.............  $   0.12   $   0.09   $   0.08      $   0.03   $   0.03
Book value per common share (b)......................  $   2.94   $   2.42   $   1.97      $   1.71   $   1.46
Total capital to risk-weighted assets................     11.74%     12.80%     12.20%        12.14%     11.96%
Tier I capital to risk-weighted assets...............     10.61%     11.69%     11.08%        11.02%     10.83%
Tier I capital to total average assets...............      6.37%      6.56%      6.24%         6.39%      6.02%
Average interest rate spread.........................      3.74%      4.09%      4.01%         4.18%      4.28%

---------------
(a) Includes a $3.3 million special assessment paid to the FDIC for deposit insurance in 1996.

(b) After effect of stock splits and stock dividend.

(c) Averages are computed by using beginning and end of period balances.

                               THE ANNUAL MEETING

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

     At the annual meeting, you will be asked to vote on a plan of merger and reorganization, dated as of February 3, 1999, as amended, among Westernbank, W Holding Company, Inc. and Western Interim Bank. W Holding Company is the new Puerto Rico corporation we organized to become the holding company for Westernbank, and Western Interim Bank is a new bank we are organizing as part of the holding company reorganization process. Through the merger of Westernbank and the interim bank, each outstanding share of common stock of Westernbank will be converted into one share of common stock of the holding company and each outstanding share of series A preferred stock of Westernbank will be converted into one share of series A preferred stock of the holding company.

     At the annual meeting, holders of Westernbank common stock also will be asked to vote on

     - the election of three directors for three-year terms

     - approval of Westernbank's 1999 Stock Option Plans

     - an increase in the number of authorized shares of Westernbank common stock, par value $1.00 per share, from 75,000,000 to 300,000,000 shares and an increase in the number of shares of authorized shares of Westernbank preferred stock, par value $1.00 per share, from 5,000,000 to 20,000,000 shares

     - ratification of the appointment of Deloitte & Touche LLP as Westernbank's independent auditors for 1999

     - such other business as may properly come before the annual meeting or any adjournment of the annual meeting. Except for procedural matters related to the conduct of the annual meeting, Westernbank management is not aware of any other matters which could come before the annual meeting.

WHO IS ELIGIBLE TO VOTE

     If you held Westernbank common stock or Westernbank series A preferred stock at the close of business on [April 15], 1999 you are entitled to vote at the annual meeting. On [April 15], 1999, there were 42,000,000 shares of Westernbank common stock and 1,219,000 shares of Westernbank series A preferred
stock outstanding, held by        and        stockholders of record,
respectively. Each share of common stock is entitled to one vote on each matter properly presented at the annual meeting. Each share of series A preferred stock is entitled to one vote on the proposed reorganization.

QUORUM; REQUIRED VOTE

     The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting for matters to be voted upon by the common stockholders other than with respect to the reorganization, which requires the presence, in person or by proxy, of at least three-fourths of the total number of shares of outstanding common stock entitled to vote. The presence, in person or by proxy, of at least a three-fourths of the total liquidation preference associated with our series A preferred stock entitled to vote is necessary to constitute a quorum at the annual meeting for voting on the reorganization by the series A preferred stockholders. Shares that are subject to abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes are included in tabulations for voting for directors. Abstentions will be included in tabulations of the votes cast for purposes of determining whether a proposal other than election of directors has been approved. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal other than election of directors. In the event there are not sufficient votes for a quorum, the annual meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the board of directors enables a common stockholder to vote for the election of the nominees proposed by the board, or to withhold authority to vote for one or more of the nominees being proposed. Under the laws of the Commonwealth of Puerto Rico and Westernbank's restated certificate of incorporation and by-laws, directors are elected by a majority of shares of common stock voted.

     In connection with the reorganization, the approval of the 1999 Stock Option Plans and the ratification of our independent auditors, a stockholder may vote FOR, AGAINST or ABSTAIN by checking the appropriate box. The ratification of our independent auditors is determined by a majority of the votes cast. The affirmative vote of a majority of the holders of the outstanding shares of Westernbank common stock is required to approve the increase in authorized capital stock and the 1999 Stock Option Plans. The separate votes of at least three-fourths of Westernbank's outstanding common stock and three-fourths of the aggregate liquidation preference associated with Westernbank's series A preferred stock are required to approve the plan of merger and reorganization. Consequently, the required vote of Westernbank's common stockholders and series A preferred stockholders is based on the total number of shares of Westernbank's common stock and series A preferred stock issued and not on the number of shares which are actually voted. NOT RETURNING A PROXY CARD, NOT VOTING IN PERSON AT THE ANNUAL MEETING OR ABSTAINING FROM VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PLAN OF MERGER AND REORGANIZATION.

REVOCABILITY OF PROXIES

     The proxies solicited pursuant to this proxy statement/prospectus, if properly signed and returned to Westernbank and not revoked prior to their use, will be voted in accordance with the instructions contained in the proxies. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED ON THE PROXY CARD WILL BE VOTED FOR THE REORGANIZATION, FOR THE THREE DIRECTOR NOMINEES, FOR APPROVAL OF THE 1999 STOCK OPTION PLANS, FOR THE INCREASE IN AUTHORIZED CAPITAL STOCK, AND FOR THE RATIFICATION OF OUR AUDITORS. Any stockholder who submits a proxy card has the power to revoke it at any time before it is exercised by (i) filing with Mr. Angel Luis Rosas, Secretary, Westernbank, Box 1180, Mayaguez, Puerto Rico 00681, a written notice of revocation, (ii) submitting a duly executed proxy card bearing a later date or (iii) appearing at the annual meeting and giving the Secretary notice of his or her intention to vote in person.

     Proxies solicited pursuant to this proxy statement will be returned to the proxy solicitors or Westernbank's transfer agent, and will be tabulated by inspectors of election designated by the board of directors of Westernbank who will not be employed by, or be directors of, Westernbank. After the final adjournment of the annual meeting, the proxies will be returned to the board of directors of Westernbank for safekeeping. Proxies solicited pursuant to this proxy statement may be used only at the annual meeting and any adjournment of the meeting and will not be used for any other meetings.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Westernbank may solicit proxies for the annual meeting from stockholders personally or by telephone or telegram without receiving additional compensation for these activities. The cost of soliciting proxies will be borne by Westernbank. In addition, Westernbank has retained Morrow & Co., Inc., a proxy solicitation firm, to assist in proxy solicitation for the annual meeting. The fee to be paid to that firm, $6,000 plus reasonable out-of-pocket expenses, will be paid by Westernbank. Westernbank will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

                            PROPOSED REORGANIZATION
                          INTO A BANK HOLDING COMPANY

                                  (PROPOSAL 1)

     The reorganization will be accomplished pursuant to a plan of merger and reorganization dated as of February 3, 1999. A copy of the plan of merger and reorganization is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the entire plan of merger and reorganization.

PARTIES TO THE REORGANIZATION

     Westernbank Puerto Rico --Westernbank Puerto Rico is a publicly owned full service commercial bank chartered under the laws of the Commonwealth of Puerto Rico that provides a wide range of financial services for retail and institutional clients. Its principal executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number is (787) 834-8000. Westernbank operates under the regulations of the Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Institutions of Puerto Rico. The deposits of Westernbank are insured by the Federal Deposit Insurance Corporation to the full extent provided by law.

     W Holding Company, Inc. --W Holding Company, Inc. is a corporation formed under the laws of the Commonwealth of Puerto Rico in February 1999 as a wholly owned subsidiary of Westernbank to serve as a bank holding company after the reorganization and, therefore, the holding company has no prior operating history. Its principal executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number is (787) 834-8000.

     Western Interim Bank --Western Interim Bank will be established as a commercial bank chartered under the laws of the Commonwealth of Puerto Rico and a wholly owned subsidiary of the holding company. Its principal executive offices will be located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680 and its telephone number will be (787) 834-8000.

DESCRIPTION OF PROPOSED REORGANIZATION

     If the reorganization is approved by Westernbank's stockholders and all of the other conditions set forth in the plan of merger and reorganization are satisfied, in the reorganization, interim bank will be merged into Westernbank, with Westernbank as the surviving entity. On the effective date of the reorganization, each share of Westernbank's common stock that is outstanding immediately prior to the reorganization (other than dissenting shares) will automatically by operation of law be exchanged for one share of the holding company's common stock and each share of Westernbank's series A preferred stock that is outstanding immediately prior to the reorganization (other than dissenting shares) will automatically by operation of law be exchanged for one share of the holding company's series A preferred stock.

     After the reorganization, the former holders of Westernbank's outstanding common stock and series A preferred stock who do not exercise dissenters' rights will be the holders of all of the outstanding shares of the holding company's common stock and series A preferred stock and the holding company will own all of Westernbank's outstanding capital stock. Because the holding company will hold all of the issued and outstanding capital stock of Westernbank after the reorganization takes place, Westernbank is described as a "wholly owned" subsidiary of the holding company following the reorganization.

     After the reorganization, Westernbank will continue its existing business and operations as a wholly owned subsidiary of the holding company and the consolidated capitalization, assets, liabilities, income and financial statements of the holding company immediately following the reorganization will be substantially the same as those of Westernbank immediately prior to when the reorganization takes place. The restated certificate of incorporation and the by-laws of Westernbank will continue in effect, and will not be affected in any [material] manner by the reorganization. Westernbank will continue to use the name "Westernbank Puerto Rico" and Westernbank's corporate existence will continue unimpaired by the reorganization.

     The board of directors of Westernbank and the holding company believe that the reorganization is in the best interests of Westernbank's stockholders for the reasons described below in the subsection of this Section captioned "Reasons for the Reorganization." The plan of merger and reorganization has been approved by the boards of directors of Westernbank and the holding company and will be approved by the board of directors of the interim bank upon its formation. If Westernbank's stockholders approve the plan of merger and reorganization and the other conditions described below under "Conditions That Must Occur Before the Reorganization Can Occur" are satisfied, the reorganization will become effective upon the filing of the plan of merger and reorganization with the Secretary of State of the Commonwealth of Puerto Rico.

REASONS FOR THE REORGANIZATION

     The reasons for the reorganization are to permit greater flexibility to Westernbank in meeting the financial needs of its customers and to provide a vehicle for growth and potential geographic diversification. Generally, Puerto Rico banks are not permitted to own or operate other banks or to engage in any business other than banking, whereas bank holding companies are permitted to acquire and operate more than one bank and to engage in activities closely related to banking. Bank holding companies may also establish or acquire companies engaged in activities closely related to banking with operations and offices located in Puerto Rico and outside the island as well. For examples of the types of activities closely related to banking in which bank holding companies are permitted to engage, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation" below. While the holding company is not presently engaged in negotiations and there are no current arrangements or agreements for the acquisition of other banks or companies engaged in activities closely related to banking, and while no assurance can be given that any such acquisitions will be made, Westernbank's board of directors believes that the possibility of making acquisitions which would be permissible if the reorganization takes place represents a potentially attractive growth possibility. Westernbank's board of directors also believes that the holding company may provide additional funding sources for Westernbank, as well as better access to diverse money and capital markets. Additionally, a bank holding company, in the opinion of Westernbank's board of directors, will be in a better position to respond to the competitive environment in which it is operating, characterized in larger part by the activities of bank holding companies in Puerto Rico as well as nationally. In general, the board of directors of Westernbank believes that operating as a bank holding company will serve the interests of the banking public and the stockholders of Westernbank by improving the capability for service in a highly competitive environment.

RECOMMENDATION OF WESTERNBANK'S BOARD OF DIRECTORS

     After careful consideration, the Westernbank board of directors has determined that the reorganization is advisable and in the best interests of Westernbank and its stockholders and has approved the plan of merger and reorganization and the transactions contemplated by the plan of merger and reorganization. THE WESTERNBANK BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF MERGER AND REORGANIZATION.

TREATMENT OF STOCK CERTIFICATES

     After the reorganization, the former holders of Westernbank's common stock and series A preferred stock who do not exercise dissenters' rights will be entitled to exchange their Westernbank stock certificates for new certificates evidencing the same number of shares of holding company common stock or series A preferred stock. Until so exchanged, Westernbank stock certificates will, for all purposes, represent the same number of holding company shares as the number of Westernbank shares previously represented, and the holders of Westernbank certificates who do not exercise dissenters' rights will have all of the rights of holders of the holding company's shares.

     As soon as practicable after the reorganization takes place, instructions concerning the exchange of stock certificates will be sent to all holders of record as of the effective date of the reorganization. The

Bank of New York, the transfer agent for Westernbank's common stock and series A preferred stock, will act in the same capacity for the holding company's common stock and series A preferred stock.

CONDITIONS THAT MUST BE SATISFIED BEFORE THE REORGANIZATION CAN OCCUR

     The following conditions must be satisfied before the reorganization can take place:

     - three-fourths of the issued and outstanding shares of Westernbank common stock and three-fourths of the aggregate liquidation preference associated with the issued and outstanding shares of Westernbank series A preferred stock, voting as separate classes, must approve the plan of merger and reorganization;

     - the holding company, as the holder of all of the outstanding stock of the interim bank, must approve the plan of merger and reorganization;

     - Westernbank, as the holder of all of the outstanding stock of the holding company, must approve the plan of merger and reorganization;

     - All regulatory approvals (or waiver or exemption from any required regulatory approval) and satisfaction of all other requirements required by law which are necessary to complete the reorganization must be obtained, and all statutory waiting periods must expire, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of the holding company or Westernbank following the effective date so as to render inadvisable the completion of the reorganization;

     - Westernbank must receive a ruling from the Secretary of the Treasury of
       Puerto Rico or an opinion letter from           , counsel to Westernbank,
       regarding the Puerto Rico income tax consequences of the reorganization;

     - Westernbank must receive an opinion letter from Hogan & Hartson, L.L.P., counsel to Westernbank, regarding the United States income tax consequences of the reorganization; and

     - the holding company's common stock and series A preferred stock must be approved for quotation on the Nasdaq Stock Market's National Market Tier.

DIFFERENCES IN STOCKHOLDER RIGHTS

     The rights of the holders of Westernbank's common stock and series A preferred stock are presently governed by the banking and general corporation laws of Puerto Rico and the restated certificate of incorporation and by-laws of Westernbank. If the reorganization takes place, Westernbank's stockholders will become stockholders of the holding company, a Puerto Rico corporation. Accordingly, their rights will be governed by the General Corporations Law of the Commonwealth of Puerto Rico and the certificate of incorporation and by-laws of the holding company. Certain differences arise from this change of governing law, as well as from distinctions between Westernbank's restated certificate of incorporation and by-laws and the holding company's certificate of incorporation and by-laws. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes the material differences in stockholder rights. The certificate of incorporation and by-laws of the holding company and the restated certificate of incorporation and by-laws of Westernbank are attached to this proxy statement/prospectus at Appendix B. We urge all stockholders to read these documents.

     Issuance of Capital Stock. Under Westernbank's restated certificate of incorporation, Westernbank's authorized capital stock is 75,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. Of Westernbank's authorized preferred stock, 1,219,000 shares have been designated 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A, liquidation preference $25 per share. Under the holding company's certificate of incorporation, the authorized capital stock of the holding company is 300,000,000 shares of common stock, par value $1.00 per share and 20,000,000 shares of preferred stock, par value $1.00 per share. Of the holding company's authorized preferred stock, 1,219,000 shares have been designated 7.125% Non-Cumulative,

Convertible Preferred Stock, Series A, liquidation preference $25 per share. If the proposal to increase Westernbank's authorized capital stock is not approved, the authorized capital stock of the holding company will be amended, prior to the reorganization, to have authorized 75,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share.

     Payment of Dividends. Westernbank's ability to pay dividends on its common stock is restricted by the Banking Law of Puerto Rico, by the Federal Deposit Insurance Act and by the regulations of the Federal Deposit Insurance Corporation. In general terms, the Banking Law provides that when the expenditures of a bank are greater than receipts, the excess of expenditures over receipts shall be charged against the undistributed profits of the bank and the balance, if any, shall be charged against the required reserve fund of the bank. If there is no sufficient reserve fund to cover such balance in whole or in part, the outstanding amount shall be charged against the bank's capital account. The Banking Law provides that until the capital has been restored to its original amount, and the reserve fund is restored to 20% of the original capital, the bank may not declare any dividends. In general terms, the Federal Deposit Insurance Act and the regulations of the Federal Deposit Insurance Corporation restrict the payment of dividends when a bank is undercapitalized or when there are safety and soundness concerns regarding a bank.

     The holding company will not be subject to these restrictions on its ability to pay dividends, and will be subject only to certain restrictions generally imposed on Puerto Rico corporations (i.e., that dividends may be paid out only from the corporation's net assets in excess of capital or in the absence of such excess, from the corporation's net earnings for such fiscal year and/or the preceding fiscal year). The holding company's ability to pay dividends also may be restricted by minimum capital requirements imposed by the Board of Governors of the Federal Reserve System. Furthermore, the Board of Governors of the Federal Reserve System also has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. It is important to point out that after the reorganization, the holding company's principal source of income initially will consist of dividends, if any, from Westernbank, and the existing restrictions on Westernbank's ability to pay dividends will continue in effect.

     Indemnification. Westernbank's restated certificate of incorporation and by-laws do not currently authorize the indemnification of directors and officers. The Banking Law of Puerto Rico exempts directors of a bank from personal liability for their acts as directors of a bank, provided the directors comply with applicable laws, the bank's governing corporate documents, and any stockholder resolutions. The Banking Law permits the bank to indemnify any director, official, employee or agent of the bank unless that person is being fined for violating a provision of the Banking Law. Under the Puerto Rico General Corporations Law, the holding company's directors and officers are liable if they knowingly cause to be published or give out any false written statement or report with respect to any important matter regarding the business or condition of the company. The holding company's certificate of incorporation requires the holding company to indemnify any director, officer, employee or agent of the holding company for liability and for the expenses incurred in defending against such liability arising from actions taken in respect of his or her position if such actions were taken in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the holding company, or with respect to a criminal proceeding, if he or she had no reasonable cause to believe that his or her action was unlawful. Under certain circumstances, the holding company may also advance amounts to cover the expenses or litigation. The holding company's certificate of incorporation also contains provisions eliminating the personal liability of directors of the holding company for monetary damages to the fullest extent permitted by the Puerto Rico General Corporations Law.

     Special Meetings of the Stockholders. Under Westernbank's restated certificate of incorporation and by-laws, a special meeting of stockholders may be called by the President or the Board of Directors if either is of the opinion that such a meeting is necessary or by the request of stockholders representing 20% of the paid-in capital entitled to vote at the meeting. The holding company's certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by the President and the board of directors of the holding company.

     Stockholder Action Without a Meeting. The Puerto Rico General Corporations Law permits stockholders to take action in lieu of a meeting if the required amount of stockholders necessary to approve such action consent to such action in writing and such consent is filed in the designated office of the corporation.

     Stockholder Approval of Mergers and Appraisal Rights. Under Westernbank's restated certificate of incorporation, the approval required for a merger or consolidation is three-fourths of the outstanding voting capital stock. Under the Puerto Rico General Corporations Law, the holding company can accomplish a merger or consolidation or a transfer of all its assets with approval of the holders of a majority of the issued and outstanding voting stock, and neither the holding company's certificate of incorporation or by-laws provide for a higher voting requirement. Under the Banking Law, holders of Westernbank's outstanding capital stock who do not approve a merger or consolidation are entitled to dissenters rights of appraisal. Under the Puerto Rico General Corporations Law, holding company stockholders who do not approve a merger or consolidation may also be entitled to appraisal rights.

     Amendment of Restated Certificate of Incorporation and Bylaws. Under the Banking Law, Westernbank may amend its restated certificate of incorporation if such amendment is approved by the vote of the majority of its entire capital stock and if such amendment is approved by the Office of the Commissioner of Financial Institutions of Puerto Rico and is filed with the Department of State of the Commonwealth of Puerto Rico. The restated certificate of incorporation of Westernbank provides that in cases of amendments to Westernbank's restated certificate of incorporation, of the increase or reduction of the paid in or authorized capital, of changes in the par value or number of shares of capital stock, of a change in the location of the principal office, of a change in or extension of the term of existence of Westernbank as an artificial person, or the dissolution of Westernbank, must be approved by two-thirds of the outstanding voting capital stock of Westernbank. Westernbank's restated certificate of incorporation also requires the affirmative vote of the holders of at least two-thirds (or such higher amount as required by law) of the aggregate liquidation preference associated with Westernbank's series A preferred stock in connection with certain amendments affecting the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series A preferred stock or any parity stock. The by-laws of Westernbank may be amended under the Banking Law by a majority vote of the capital stock of Westernbank present at a general meeting of the stockholders of Westernbank if more than one-half of the capital stock is present at such meeting. The holding company's certificate of incorporation provides that the certificate of incorporation may be amended in the manner provided in the certificate of incorporation and the Puerto Rico General Corporations Law. The certificate of incorporation of the holding company also requires the affirmative vote of the holders of at least two-thirds (or such higher amount as required by law) of the aggregate liquidation preference associated with the holding company's series A preferred stock in connection with certain amendments affecting the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series A preferred stock or any parity stock. The Puerto Rico General Corporations Law provides that a corporation may amend its certificate of incorporation if the amendment is approved by the vote of the majority of its entire capital stock entitled to vote and is filed with the Department of State of the Commonwealth of Puerto Rico. The holding company's certificate of incorporation and by-laws provide that the holding company's by-laws may be amended by the board of directors or at any annual or special meeting of stockholders in the manner provided in the Puerto Rico General Corporations Law. Under the Puerto Rico General Corporations Law and the holding company's certificate of incorporation and by-laws, this would require a majority of the directors present at which a quorum is present or a majority of the outstanding shares of voting capital stock present by person or proxy if a quorum is present.

     Notice of Stockholders Meeting. The Banking Law requires that notice of the annual meeting be provided to stockholders of Westernbank at least thirty days before the annual meeting, setting forth the hour, date and place of the meeting, and that such notice be published twice a week for two consecutive weeks immediately preceding the date of the meeting in two newspapers of general circulation in Puerto Rico. Westernbank's by-laws provide that such notice be published for four consecutive weeks. Westernbank's restated certificate of incorporation requires that notices of special meetings of stockholders contain the same information as notices of regular annual meetings of stockholders, but they shall also contain information in connection with the reasons for the call to the meeting and in connection with the different matters to be considered and voted upon at the meeting. The Puerto Rico General Corporations Law and the holding company's certificate of incorporation require that notice be sent to stockholders at least 10 days, but not more than 60 days, prior to the date for a stockholder meeting. The Puerto Rico General Corporations Law does not require that notices for a stockholders' meeting be published in newspapers.

     Board Committees. Westernbank's by-laws provide that Westernbank's board of directors may, by resolution adopted by a majority of the full board, from time to time appoint any number of committees composed of not less than three directors. The Banking Law provides that the bank's board of directors may, by resolution approved by the board, appoint one or more committees, each of which shall be composed of at least one bank director. The Puerto Rico General Corporations Law and the holding company's by-laws provide that the holding company's board of directors may, by resolution adopted by a majority of the board of directors, designate one or more committees, each one of which shall be composed of one or more directors.

     New Business at Annual Meetings. Westernbank's by-laws provide that any new business to be taken up by a stockholder at an annual meeting shall be stated in writing and filed with the Secretary of Westernbank at least 150 days prior to the annual meeting. The holding company's by-laws also require that a stockholder give notice at least 150 days prior to the annual meeting, and further require that the stockholder include (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the holding company's books, of the stockholder proposing such business, (c) the class and number of shares of holding company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

TAX CONSEQUENCES OF THE REORGANIZATION

[TO BE REVIEWED BY TAX COUNSEL.]

     Puerto Rico Tax Consequences of the Reorganization

     Westernbank filed a ruling request with the Secretary of Treasury of Puerto
Rico on                  , 1999 requesting the following rulings, among others,
in connection with the reorganization:

     (1) that the reorganization, including the creation of the interim bank and the merger of the interim bank into Westernbank, will be treated as a tax-free reorganization under sections 1112(b)(3) and 1112(g)(1)(B)of the Puerto Rico Internal Revenue Code. The reorganization will be considered as one in which the holding company transfers shares of its voting stock to the holders of shares of Westernbank's stock (other than dissenters) in exchange for the shares of Westernbank's stock held by such holders on a one to one basis;

     (2) each of Westernbank, the interim bank and the holding company shall constitute a "party to a reorganization" for purposes of section 1112(g)(3);

     (3) that pursuant to sections 1112(b)(3), 1112(b)(4) and 1112(o) no gain or loss will be recognized by Westernbank, the interim bank, the holding company, or by Westernbank's stockholders upon the exchange of shares of Westernbank's common stock and series A preferred stock for the holding company's common stock and series A preferred stock;

     (4) that pursuant to section 1114(a)(7), the basis of the holding company common stock and/or series A preferred stock received by each stockholder of Westernbank will be the same as the basis of the shares of Westernbank's common stock and/or series A preferred stock held by such stockholder immediately prior to the reorganization;

     [(5) that the basis of Westernbank's common stock and series A preferred stock owned by the holding company immediately after the reorganization will be the same as the basis of those shares in the hands of Westernbank's stockholders;]

     (6) that pursuant to section 1112(b)(2) the holding period of the holding company common stock and/or series A preferred stock received by each stockholder of Westernbank will include the holding period of the shares of Westernbank's common stock and/or series A preferred stock held by such stockholder immediately prior to the reorganization;

     [(7) that the holding period of the holding company in the shares of Westernbank's common stock and series A preferred stock shall include the period for which the previous owner of such shares held the same;]

     (8) that pursuant to section 1112(a), Westernbank stockholders who exercise their rights as dissenters will have to recognize gain or loss on the exchange of shares of stock for cash equal to the difference between the amount of cash received and the adjusted basis of their Westernbank stock surrendered in the exchange;

     [(9) any income realized on the reorganization by "non-resident shareholders" that exercise the "offshore option" shall constitute income from sources without Puerto Rico under section 1123(e) and pursuant to sections 1147 and 1150, no income tax withholding at the source shall be required on any part of any payments or other transfers made to, or in respect of, such stockholders;]

     [(10) any income realized on the reorganization by any "non-resident shareholders" that exercise the "offshore option" shall not be subject to income tax if such stockholders are alien individuals and such income is effectively connected with a trade or business in Puerto Rico of such stockholders;] and

     (11) before and after the reorganization, Westernbank will constitute one and the same taxpayer with the same tax attributes.

     There can be no assurance that the Secretary of the Treasury of Puerto Rico will issue the rulings as requested by Westernbank. The reorganization cannot take place unless Westernbank receives a ruling from the Secretary of the
Treasury of Puerto Rico or an opinion letter from           , counsel to
Westernbank, regarding the Puerto Rico income tax consequences of the reorganization.

     United States Tax Consequences of the Reorganization

     Consummation of the reorganization is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the United States Internal Revenue Service or an opinion of counsel with respect to United States federal income taxation to the effect that:

     (1) the exchange by Westernbank's stockholders (other than United States stockholders who own 5% or more of both the total voting power and the total value of Westernbank's common stock) of Westernbank's common stock and preferred stock, respectively, for the holding company's common stock and preferred stock will not be a taxable transaction for purposes of the United States Internal Revenue Code; and

     (2) United States stockholders who own 5% or more of both the total voting power and the total value of Westernbank's common stock and who are Puerto Rico resident individuals for the entire taxable year in which the reorganization occurs will be able to exclude from gross income for federal income tax purposes any gain from the exchange of Westernbank's common stock for the holding company common stock.

     No private ruling has been requested from the United States Internal Revenue Service with respect to the proposed reorganization. Instead, the Bank will receive an opinion of its counsel, Hogan & Hartson L.L.P., a form of which has been filed with the SEC as an exhibit to the Company's Registration

Statement. The opinion of Hogan & Hartson L.L.P. will be based on the United States Internal Revenue Code, the U.S. Treasury regulations promulgated under the United States Internal Revenue Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the reorganization, on the assumption that the reorganization takes place as described in the plan of reorganization, and on representations to be provided to Hogan & Hartson L.L.P. by the Bank that relate to the satisfaction of specific requirements to a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code. Unlike private rulings, an opinion of counsel is not binding on the United States Internal Revenue Service and the United States Internal Revenue Service could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the United States Internal Revenue Service would not prevail in a judicial or administrative proceeding.

     United States stockholders who are not Puerto Rico resident individuals and who own 5% or more of both the total voting power and the total value of
Westernbank's           shares before the reorganization may not be subject to
current taxation under United States income tax laws if they comply with the reporting requirement in section 6038B of the United States Internal Revenue Code and enter into a gain recognition agreement with the Internal Revenue Service. Pursuant to such gain recognition agreement, the 5% or more stockholder would have to file an amended income tax return to recognize gain if the holding company were to dispose of Westernbank within a certain period of time. The term of the gain recognition agreement would be five years (if United States stockholders own less than 50% of the total voting power and the total value of the stock) or ten years (if United States stockholders own more than 50% of the total voting power and the total value of the stock). If a stockholder does not comply with these requirements, the stockholder will recognize gain on the reorganization and incur a penalty of 25% of the gain recognized.

     EACH WESTERNBANK STOCKHOLDER SHOULD CONSULT ITS TAX COUNSEL AS TO THE SPECIFIC FEDERAL AND STATE TAX CONSEQUENCES OF THE REORGANIZATION, IF ANY, TO THAT STOCKHOLDER. GAIN OR LOSS FOR UNITED STATES INCOME TAX PURPOSES MAY BE RECOGNIZED IN THE CASE OF ANY WESTERNBANK STOCKHOLDER WHO RECEIVES PAYMENT IN CASH FOR THE VALUE OF SHARES AS A RESULT OF THE EXERCISE OF RIGHTS AS A DISSENTING STOCKHOLDER.

ACCOUNTING TREATMENT OF THE REORGANIZATION

[TO BE PROVIDED.]

REGULATORY APPROVALS

     For the reorganization to occur, the holding company and Westernbank must receive approvals from the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation. In this section, we refer to these approvals as the required regulatory approvals. In addition, the holding company must file a notice with the Board of Governors of the Federal Reserve System.

     An application will be submitted to the Office of the Commissioner for approval to establish the interim bank and to merge the interim bank into Westernbank, and the holding company will apply to the Office of the Commissioner to acquire the shares of Westernbank in the reorganization. In reviewing these applications, the Office of the Commissioner will consider, among other things, the financial and managerial resources of Westernbank, the effect of the reorganization on depositors, creditors and stockholders of Westernbank, and the public interest.

     Westernbank also will file with the Federal Deposit Insurance Corporation an application for approval of the merger of Westernbank and the interim bank. We refer to that merger in this section as the bank merger. The bank merger is subject to the approval of the Federal Deposit Insurance Corporation under the federal Bank Merger Act and related Federal Deposit Insurance Corporation regulations. The Federal Deposit Insurance Corporation will consider several factors when reviewing the bank merger, including the competitive effects of the transaction, the managerial and financial resources and future prospects of the existing and resulting institutions, and the effect of the transaction on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977 also requires that the Federal Deposit Insurance Corporation, in deciding whether to approve the bank merger, assess the records of performance of Westernbank in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods.

     Westernbank currently has a satisfactory Community Reinvestment Act rating from the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation regulations provide for publication of notice and an opportunity for public comment on the bank merger application, and authorize the Federal Deposit Insurance Corporation to hold an informal meeting or grant a request for a hearing on an application if the Federal Deposit Insurance Corporation determines that such a meeting or hearing is warranted. The regulations provide that the Federal Deposit Insurance Corporation generally will grant a hearing request only if it determines that written submissions would be insufficient or that a hearing otherwise would be in the public interest. As part of the review process, it is not unusual for the Federal Deposit Insurance Corporation to receive protests and adverse comments from community groups and others. The receipt by the Federal Deposit Insurance Corporation of comments on the application, or a decision to hold a meeting or hearing, could prolong the period during which the bank merger is subject to review by the Federal Deposit Insurance Corporation. As of the date of this proxy statement/ prospectus, Westernbank is not aware of any protests, adverse comments or requests for a meeting or hearing filed with the Federal Deposit Insurance Corporation concerning the bank merger. The bank merger may not take place for a period of 15 to 30 days following Federal Deposit Insurance Corporation approval, during which time the United States Department of Justice has authority to challenge the bank merger on antitrust grounds. The precise length of the period will be determined by the Federal Deposit Insurance Corporation in consultation with the United States Department of Justice.

     The holding company also will file a notice with the Board of Governors of the Federal Reserve System to become a bank holding company under the Bank Holding Company Act of 1956. The notice will be filed under expedited procedures that are available in the case of corporate reorganizations and that permit consummation of the reorganization 30 days after the Board of Governors of the Federal Reserve System receives the notice. The Board of Governors of the Federal Reserve System retains the authority, however, to object to the notice or to require the holding company to file an application for approval to become a bank holding company.

     Neither the holding company nor Westernbank is aware of any other governmental approvals or actions that are required for the reorganization to take place that are not described above. If any other approval or action is required, Westernbank and the holding company presently contemplate that they would seek such approval or action.

     The reorganization cannot take place without the required regulatory approvals, which we have not received yet. There is no assurance that we will receive these approvals, and if we do, when we will receive them, or that the Board of Governors of the Federal Reserve System will not object to the establishment of the holding company as a bank holding company.

RIGHTS OF DISSENTING STOCKHOLDERS

     Pursuant to the Banking Law of Puerto Rico, Westernbank's stockholders may demand payment of the value of their shares of Westernbank's capital stock instead of receiving holding company stock. A description of the dissenter's rights of appraisal that are available to Westernbank's stockholders is contained in Section 15(i) of the Banking Law, which is attached to this proxy statement/prospectus as Appendix C.

     A stockholder electing to make such a demand: must not vote in favor of the plan of merger and reorganization; must record his or her opposition to the reorganization at the time of the annual meeting or within 20 days after the date of the annual meeting; and must demand payment for his or her shares. In order to record opposition to the reorganization, a stockholder must provide written notice to Westernbank, 19 West McKinley Street, Mayaguez, Puerto Rico 00680; Attn: Freddy Maldonado. Failure to vote against the plan of merger and reorganization will not constitute a waiver of a stockholder's dissenter's rights. If the reorganization takes place, the stockholder may, within 60 days after the effective date of the reorganization and upon 10 days written notice to Westernbank, petition the Court of First Instance,

Superior Section of San Juan of the Commonwealth of Puerto Rico for the appointment of an appraiser who will estimate and determine the value of the stockholder's shares. Stockholders who timely record their opposition to the reorganization will not be notified of the effective date of the reorganization. Upon due appointment and the completion of the valuation, the appraiser will deliver to Westernbank, and to the stockholder upon demand, a copy of the appraiser's report. All expenses incurred in determining the value of the shares will be payable by Westernbank. Westernbank will pay the determined value set forth in the report and the stockholder will cease to be a stockholder of Westernbank or to have any interest in Westernbank.

1999 QUALIFIED STOCK OPTION PLAN AND 1999 NONQUALIFIED STOCK OPTION PLAN

     At the annual meeting, the common stockholders of Westernbank will be asked to approve Westernbank's 1999 Qualified Stock Option Plan and 1999 Nonqualified Stock Option Plan. We refer to these two plans as the "1999 Stock Option Plans." For more information about the 1999 Stock Option Plans, please see the section of this proxy statement/prospectus captioned "Approval of the 1999 Stock Option Plans." If the 1999 Stock Option Plans are approved at the Annual Meeting, then once the holding company reorganization is complete, holding company common stock will be issued instead of Westernbank common stock pursuant to the 1999 Stock Option Plans. Amendments to the 1999 Stock Option Plans to provide for the foregoing will take effect as of the effective date of the reorganization. The approval of the plan of merger and reorganization also will constitute stockholder approval of amendments to the 1999 Stock Option Plans providing for the future use of holding company common stock instead of Westernbank common stock under that plan.

AMENDMENT OR TERMINATION OF THE PLAN OF MERGER AND REORGANIZATION

     Termination. Each of the boards of directors of Westernbank, the holding company or the interim bank may terminate the plan of merger and reorganization at any time by written notice if it believes that:

     - the number of shares of Westernbank common stock and/or Westernbank series A preferred stock that voted against approval of the plan of merger and reorganization or that have sought dissenter's rights is such that the consummation of the merger is inadvisable, in the sole opinion of the board of directors;

     - any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make completion of the merger, in the sole opinion of the board of directors, inadvisable;

     - it is likely that a regulatory approval, in the sole opinion of the board of directors, will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of the holding company or Westernbank following the effective date so as to render inadvisable the completion of the merger; or

     - any other reason exists that makes completion of the merger in the sole opinion of the board of directors, inadvisable.

If the board of directors of Westernbank, the holding company or the interim bank make such a determination, the plan of merger and reorganization provides that it will be deemed void, and there will be no liability under or on account of the termination on the part of Westernbank, the interim bank, the holding company, or the directors, officers, employees, agents or stockholders or any of them, except that Westernbank will pay the fees and expenses incurred by itself, the interim bank and the holding company in connection with the transactions contemplated in the plan of merger and reorganization. Completion of the merger of the interim bank into Westernbank may be deferred by the board of directors of Westernbank for a reasonable period of time if Westernbank's board of directors determines, in its sole discretion, that the deferral would be in the best interest of Westernbank and the stockholders of Westernbank.

     Amendment. The plan of merger and reorganization may be amended by Westernbank, the interim bank and the holding company, by action taken by or on behalf of their respective boards of directors at any time before or after approval of the plan of merger and reorganization by their respective stockholders. However, after the stockholders of Westernbank, the interim bank or the holding company have approved the plan of merger and reorganization, no amendment, modification or waiver can affect the consideration to be received by any party or their respective stockholders.

MARKET PRICE OF WESTERNBANK'S CAPITAL STOCK AND DIVIDENDS

     Westernbank's common stock is traded on the Nasdaq Stock Market's National Market Tier under the trading symbol WBPR. The table below sets forth the range of high and low sales prices of Westernbank's common stock on the Nasdaq Stock Market's National Market Tier as reported by Nasdaq for the dates specified and the dividends per share paid for the periods indicated.

                                                               HIGH AND LOW
                                                               SALES PRICES       CASH
                                                                WESTERNBANK     DIVIDENDS
                                                               COMMON STOCK       PAID
                                                              ---------------   ---------
                                                               HIGH     LOW
                                                              ------   ------
Quarter Ended:
     March 31, 1997.........................................  $ 9.38   $ 7.07        --
     June 30, 1997..........................................    9.44     7.63    $0.045
     September 30, 1997.....................................    9.25     7.63        --
     December 31, 1997......................................   12.38     9.13     0.045

     March 31, 1998.........................................   15.38    15.00        --
     June 30, 1998..........................................   17.00    16.53        --
     September 30, 1998.....................................   14.88    14.25     0.060
     December 31, 1998......................................   16.13    15.50     0.060

---------------

     On             , 1999 (the most recent practicable date prior to the
printing of this proxy statement/prospectus), there were           holders of
record of Westernbank's common stock, the high and low sales prices per share of Westernbank's common stock on the Nasdaq Stock Market's National Market Tier
were $          and $          , respectively. On             , 1999 (the date
prior to the announcement of the proposed reorganization), the high and low sales prices per share of Westernbank's common stock on the Nasdaq Stock
Market's National Market Tier were $          and $          , respectively.

     The holding company has applied to change the listing of Westernbank's common stock on the Nasdaq Stock Market's National Market Tier to the holding company's common stock and to list the holding company's series A preferred stock on the Nasdaq Stock Market's National Market Tier under the symbols
          and           , respectively. At the present time, Westernbank owns
all of the holding company's capital stock, and there is no market for the holding company's capital stock.

     The holding company intends to follow Westernbank's policy of declaring and paying a cash dividend semi-annually. The declaration and payment of future dividends by the holding company on its common stock will depend upon its earnings and financial condition and upon other factors that are not presently determinable. After the reorganization takes place, it is anticipated that the holding company will obtain the funds needed for payment of its dividends and expenses from Westernbank, chiefly in the form of dividends. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Differences in Stockholder Rights -- Payment of Dividends."

MANAGEMENT

     After the reorganization takes place, the initial directors of the holding company will be the current directors of Westernbank. Approval of the reorganization by the holders of Westernbank's common stock and series A preferred stock will be deemed to be a confirmation by the holding company's stockholders of those persons as the directors of the holding company without further action and without changes in classes or terms.

     Certain officers of Westernbank will hold similar positions with the holding company. The names of these officers and their titles are set forth below. After the reorganization takes place, these officers will continue to be officers of the holding company.

                  NAME                                         TITLE
                  ----                                         -----
                                              Chairman of the Board, Chief Executive
Frank C. Stipes.........................        Officer and President
                                              Chief Financial Officer and Vice
Freddy Maldonado........................      President of   Finance and Investment
Pedro R. Dominguez......................      First Vice President
Angel Luis Rosas........................      Secretary of the Board

                    ADDITIONAL INFORMATION ABOUT WESTERNBANK

     Westernbank is a Puerto Rico-chartered commercial bank, headquartered in Mayaguez, Puerto Rico. Its deposits are insured by the Federal Deposit Insurance Corporation. Originally founded as a mutual savings and loan association in 1958, Westernbank has operated as a full service commercial bank since 1994, offering a broad range of banking products throughout Puerto Rico. As of the date of this proxy statement/prospectus, Westernbank operates 36 branches, including 26 in western Puerto Rico, 4 in northeastern Puerto Rico, 3 in southern Puerto Rico, and 3 in the San Juan metropolitan area.

     Historically, Westernbank's banking operations have focused on southwestern Puerto Rico, with its operations primarily in the western region. Westernbank has experienced substantial growth, with total assets increasing from $698.7 million at December 31, 1993 to $2.5 billion at December 31, 1998, and total deposits increasing from $455.9 million at December 31, 1993 to $1.7 billion at December 31, 1998. Westernbank's earnings during that period increased from $8.0 million for the year ended December 31, 1993 to $28.7 million for the year ended December 31, 1998. Westernbank had net income of $28.7 million for the year ended December 31, 1998. Since the beginning of 1993 through the date of this proxy statement/prospectus, Westernbank has declared $17.2 million of dividends to stockholders, and total stockholders' equity has increased from $50.2 million at December 31, 1993 to $154.3 million at December 31, 1998.

     Westernbank's current strategy is to open new branches in the more developed metropolitan area of Puerto Rico including San Juan, Bayamon, Carolina, Guaynabo and Caguas. Westernbank believes that the potential for continued growth in these new market areas is significant. For example, Westernbank opened two branches at year-end 1997 -- one in San Juan and one in Caguas, and in mid 1998 one in Bayamon. In the year ended December 31, 1998, Westernbank originated $258.0 million of loans through customer relationships at these three new branches. In addition, these three new branches had $127.0 million of customer deposits at December 31, 1998.

     Westernbank's interest earning assets are comprised primarily of loans and investment and mortgage-related securities. At December 31, 1998, loans, net, were $1.4 billion and investment securities held to maturity were $871.8 million. This compares to $779.8 million and $625.8 million, respectively, at December 31, 1997. Westernbank's loan portfolio is comprised primarily of real estate loans, including, at December 31, 1998, gross single family (one- to four-family) residential loans of $398.2 million, commercial real estate loans of $518.9 million and construction and land acquisition loans of $78.7 million. This compares to gross single family residential loans of $223.8 million, commercial real estate loans of $234.1 million and construction and land acquisition loans of $29.8 million at December 31, 1997. Other loans of Westernbank, which totaled $381.7 million and $309.3 million at December 31, 1998 and 1997, respectively, are comprised of commercial loans, deposit loans and installment loans (including second mortgage, auto, credit card and other consumer loans). At December 31, 1998, non-accrual loans totaled

$7.8 million, and Westernbank's total allowance for loan losses was $15.8 million, or 1.15% of gross loans and 203.03% of non-accrual assets at that date.

     Westernbank's investment and mortgage related securities portfolio held to maturity, which totaled $871.8 million and $625.8 million at December 31, 1998 and 1997, respectively, is comprised primarily of U.S. and Puerto Rico government or agency securities, as well as mortgage-backed securities, consisting mostly of Fannie Mae, Federal Home Loan Mortgage Corporation and Government National Mortgage Corporation certificates.

     Deposits in Westernbank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation. It also is a member of the Federal Home Loan Bank System. Westernbank is subject to examination and comprehensive regulation by the Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Institutions of Puerto Rico, and is subject to the regulations of the Puerto Rico Financial Board with respect to the use of rates and fees charged on certain loans to individuals, and to the regulations of the Puerto Rico Treasury Department.

     Westernbank's executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico; its telephone number is (787) 834-8000; its Internet e-mail address is Westernbank@wbpr.com; and its home page on the Internet World Wide Web is at: http//www.wbpr.com.

MARKET AREA AND COMPETITION

     Puerto Rico is the main service area of Westernbank, accounting for all of Westernbank's earnings. The Puerto Rico banking market is highly competitive. In addition, Westernbank competes with brokerage firms with retail operations, credit unions, cooperatives, small loan companies, mortgage banks and savings institutions in Puerto Rico.

     Westernbank encounters intense competition in attracting and retaining deposits and in its consumer and commercial lending. Westernbank competes for loans with other financial institutions, some of which are larger and have available resources greater than those of Westernbank. There can be no assurance that in the future Westernbank will be able to continue to increase its deposit base or originate loans in the manner or on the terms on which it has done so in the past.

     Management believes that Westernbank has been able to compete effectively for deposits and loans by offering a variety of transaction account products and loans with competitive features, by pricing its products at competitive interest rates and by offering convenient branch locations and emphasizing the quality of its service. Westernbank's ability to originate loans depends primarily on the rates and fees charged and the service it provides to its borrowers in making prompt determinations as to whether it will fund particular loan requests.

BRANCHES AND OFFICES

     As of December 31, 1998, Westernbank owned one main office premises and 19 other premises for branches and other operations. In addition, as of December 31, 1998, Westernbank leased in Puerto Rico 34 premises for branches and other operations. All these premises are located in Puerto Rico. Management believes that Westernbank's properties are well maintained and are suitable for Westernbank's business as presently conducted. For a list of the properties owned and leased by Westernbank, see Appendix D to this proxy statement/prospectus.

PRINCIPAL SHAREHOLDERS OF WESTERNBANK

     For information in connection with the beneficial ownership of the capital stock of Westernbank please refer to the "Beneficial Ownership of Securities" section of this proxy statement/prospectus.

                ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY

     The holding company was incorporated on February 17, 1999 under the General Corporations Law of Puerto Rico as a wholly owned subsidiary of Westernbank to serve as a bank holding company in the reorganization and, therefore, the holding company has no prior operating history. Its principal office is located at 19 West McKinley Street, Mayaguez, Puerto Rico; its telephone number is (787) 834-8000.

     The holding company is authorized to issue 300,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, par
value $1.00 per share. Westernbank currently owns           shares of the
holding company's common stock, which will constitute all of the issued and outstanding capital stock of the holding company immediately prior to the reorganization. On the effective date of the reorganization, all of the stock held by Westernbank will be canceled.

     Immediately before the reorganization takes place, the holding company will own the original issue of 1,000 shares of the interim bank's common stock. On the effective date of the reorganization, each of those shares held by the holding company will be converted into 1,000 shares of Westernbank's common stock and the holding company will own all of the outstanding capital stock of Westernbank.

DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK

     The following summary of the terms of the capital stock of the holding company does not purport to be complete and is subject in all respects to the applicable provisions of the laws of Puerto Rico and the certificate of incorporation and by-laws of the holding company which are attached to this proxy statement/prospectus at Appendix B.

     Holding Company Common Stock. The holders of the holding company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of holding company common stock has the same relative rights as, and is identical in all respects to, each other share of holding company common stock. The holding company's board of directors can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders without stockholder approval. See "Holding Company Preferred Stock" below.

     Subject to the rights of holders of any outstanding shares of preferred stock, in the event of the liquidation, dissolution or distribution of assets of the holding company, the holders of holding company common stock are entitled to share ratably in the assets of the holding company legally available for distribution to stockholders. The holding company common stock has no redemption, conversion or sinking fund privileges, or preemptive rights to subscribe for other shares issued by the holding company.

     Subject to any dividend preferences which may be established for preferred stock, the holders of holding company common stock are entitled to receive, pro rata, dividends when, as and if declared by the board of directors out of funds legally available therefor. The shares of holding company common stock and series A preferred stock to be issued as part of the reorganization when issued will be duly authorized, validly issued, fully paid and nonassessable. Westernbank's transfer agent, The Bank of New York, will act as transfer agent, conversion agent, registrar and dividend disbursement agent for the holding company's common stock.

     Holding Company Preferred Stock. The holding company's certificate of incorporation authorizes its board of directors to provide, when it deems necessary, for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed ten votes per share, or without voting powers; and with such designations, powers, preferences, rights, qualifications, limitations or restrictions thereof, as expressed in the resolution or resolutions of the board of directors of Westernbank, authorizing the issuance of such preferred stock, including the following: (1) the designation of such series; (2) the dividend rate of such series, the conditions and dates upon which the dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the holding company, and whether such dividends shall be cumulative or non-cumulative; (3) whether the shares of such series shall be subject to redemption by the holding company, and if made subject to such redemption, the terms and conditions of such redemption; (4) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series; (5) whether the shares of such series shall be convertible and if provision be made for conversion, the terms of such conversion; (6) the extent, if any, to which the holders of such shares shall be entitled to vote; provided, however, that in no event, shall any holder of any series of preferred stock be entitled to more than ten votes for each such share; (7) the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking on a parity with or prior to such shares as to dividends or upon dissolution; and (8) the rights of the holders of such shares upon dissolution of, or upon distribution of assets of, the holding company, which rights may be different in the case of a voluntary dissolution.

     The holders of holding company common stock may be adversely affected since preferred stock issued in the future may be designated with special rights or preference by the board of directors over holders of holding company common stock as to dividends, liquidation rights and voting rights (for example, a separate class right to approve a merger or sale of substantially all the assets of the holding company and other matters). The issuance of preferred stock under certain circumstances may also have the effect of delaying or preventing a change in control of the holding company.

     Holding Company Series A Preferred Stock.

     General. In June 1998, Westernbank issued 1,219,000 shares of 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A, liquidation preference $25 per share. The holding company is authorized to issue 1,219,000 shares of the holding company's 7.125% Non-Cumulative, Convertible Preferred Stock, Series A, liquidation preference $25 per share, which stock has identical rights and preferences to Westernbank's series A preferred stock.

     When issued, the series A preferred stock will be validly issued, fully paid and non-assessable. The holders of the series A preferred stock will have no preemptive rights with respect to any shares of the capital stock of the holding company or any other securities of the holding company convertible into or carrying rights or options to purchase any such shares. The series A preferred stock will not be subject to any sinking fund or other obligation of the holding company for their repurchase or retirement.

     Westernbank's transfer agent, The Bank of New York, will act as transfer agent, conversion agent, registrar and dividend disbursement agent for the holding company's series A preferred stock.

     Dividends. Holders of series A preferred stock shall be entitled to receive when, as and if declared by the board of directors of the holding company out of assets of the holding company legally available therefor, non-cumulative cash dividends accruing from the original date of issuance at the annual rate per share of 7.125% of the $25 liquidation preference (equivalent to $1.78125 per share per annum). If declared, such dividends shall be payable monthly in arrears on the 15th day of each month of each year at such annual rate. Dividends in each dividend period will accrue from the first day of such period, whether or not declared or paid for the prior dividend period (except that the first monthly dividends payable after the original date of issuance shall accrue from the original date of issuance). Each declared monthly dividend shall be payable to holders of record as they appear at the close of business on the stock register of the holding company on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the board of directors of the holding company. The amount of monthly dividends paid for any monthly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of monthly dividends payable for any period shorter than a full monthly dividend period will be computed on the basis of the actual number of days elapsed in such period.

     The right of holders of series A preferred stock to receive monthly dividends is non-cumulative. Accordingly, if the board of directors of the holding company fails to declare a monthly dividend for a dividend period, then holders of the series A preferred stock will have no right to receive a monthly dividend for that period, and the holding company will have no obligation to pay a monthly dividend for that period, or to pay any interest thereon, whether or not dividends are declared and paid for any future period with respect to either the series A preferred stock or the holding company's common stock.

     If all monthly dividends due and payable for each of the 12 previous monthly dividend periods (or such fewer dividend periods as there actually are) shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, or the holding company has defaulted on the payment of the redemption price of any series A preferred stock called for redemption, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the holding company's common stock or any other capital stock of the holding company ranking junior to the series A preferred stock as to dividends or amounts upon liquidation, nor shall any holding company common stock or any other capital stock of the holding company ranking junior to the series A preferred stock as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the holding company (except by conversion into or exchange for other capital stock of the holding company ranking junior to the series A preferred stock as to dividends and amounts upon liquidation).

     When monthly dividends and dividends upon any one or more series of the holding company's preferred stock ranking on a parity with the series A preferred stock as to dividends or the distribution of assets upon liquidation are not paid in full (or a sum sufficient for such full payment is not set apart), all dividends declared upon the series A preferred stock and any parity stock shall be declared pro rata so that the amount of monthly dividends and dividends upon such other series of capital stock shall in all cases bear to each other the same ratio that such full monthly dividends, for the then-current dividend period (which shall not include any accumulation in respect of unpaid monthly dividends for prior dividend periods) and full dividends, including required or permitted accumulations, if any, on such other series of capital stock, bear to each other.

     Subject to any applicable laws and regulations, each monthly dividend payment will be made by U.S. Dollar check drawn on a bank in New York, New York or San Juan, Puerto Rico and mailed to the record holder thereof at such holder's address as it appears on the register for the series A preferred stock.

     For a discussion of the tax treatment of distributions to stockholders, please see the sections of this proxy statement/prospectus captioned "Taxation," "Puerto Rico Taxation," and "United States Taxation," and for a discussion of certain potential regulatory limitations on the holding company's ability to pay dividends, please see the section of this proxy statement/prospectus captioned "Risk Factors -- Dividend and Other Regulatory Restrictions on Operations of the Holding Company and Westernbank" and "Supervision and Regulation."

     Conversion. At any time on or after 90 days after the original date of issuance, unless previously redeemed, any holder of record of the series A preferred stock may convert, at its option, any outstanding share of the series A preferred stock owned by such holder into .995 shares (subject to adjustment upon certain events) of fully paid and non-assessable holding company common stock (calculated as to each conversion to the nearest 1/100th of a share) for each share of series A preferred stock. The per share conversion ratio equates to a price of $25.126 per share of holding company common stock. The right to convert a share of the series A preferred stock called for redemption will terminate at the close of business on the fifth business day immediately prior to the date fixed for redemption for such share, unless the holding company fails to pay the applicable redemption price. The conversion ratio per share of series A preferred stock is subject to adjustment upon certain events, including
(a) the issuance of holding company common stock as a dividend or distribution with respect to the outstanding holding company common stock, (b) subdivisions of the holding company common stock, (c) the issuance to holders of holding company common stock of rights or warrants to subscribe for holding company common stock at less than the then-current market price, (d) the distribution to holders of holding company common stock of any shares of capital stock of the holding company (other than holding company common stock) or evidences of indebtedness or assets (excluding cash dividends or distributions paid from retained earnings), or rights or warrants to subscribe for securities of the holding company other than those described above, (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of holding company common stock) to all or substantially all holders of holding company common stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the holding company or any of its subsidiaries for holding company common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the holding company's market capitalization (defined as being the product of the then current market price of the holding company common stock times the number of shares of holding company common stock then outstanding) on the record date of such distribution, and (f) the completion of a tender or exchange offer made by the holding company or any of its subsidiaries for holding company common stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender or exchange offer by the holding company or any of its subsidiaries for holding company common stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of holding company common stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of the holding company's market capitalization on the expiration of such tender offer. No adjustments in the conversion ratio will be required, however, unless the adjustment would require a change of at least one percent in the conversion ratio. Each adjustment of less than one percent in the conversion ratio will be carried forward and taken into account in any subsequent adjustment. The adjustment will be made not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of holding company common stock. The holding company will be entitled to make such reductions in the conversion ratio, in addition to those required by the provisions described above, as it in its discretion may determine to be advisable in order that certain stock related distributions which may be made by the holding company to its stockholders will not be taxable.

     No fractional shares of holding company common stock will be issued upon conversion of series A preferred stock. Any fractional interest in a share of holding company common stock resulting from a conversion of a share of series A preferred stock will be paid in cash based on the closing price of holding company common stock on the trading day immediately preceding the day of conversion.

     Conversion of series A preferred stock will be effected by surrendering certificates evidencing such shares, together with a proper assignment of the certificates to the holding company or in blank, to the office or agency to be maintained by the holding company for that purpose. In case fewer than all the shares represented by any such certificate are converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof.

     In case of any reclassification or change of outstanding shares of holding company common stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the holding company with, or merger of the holding company with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of holding company common stock or any sale or transfer of all or substantially all of the assets of the holding company, each holder of series A preferred stock then outstanding will have the right thereafter to convert its series A preferred stock into the kind and amount of securities, cash and other property that the holder would have been entitled to receive if the holder had held the holding company common stock issuable upon the conversion of the series A preferred stock immediately prior to such reclassification, change, consolidation, merger, sale or transfer.

     In the event that the holding company consummates any consolidation or merger or similar business combination, pursuant to which the outstanding shares of holding company common stock are by operation of law exchanged solely for or changed, reclassified or converted into stock, securities or cash or any other property, or any combination thereof, the series A preferred stock will, in connection with such consolidation, merger or similar business combination, be assumed by and become preferred stock of such successor or resulting corporation, having in respect of such corporation, insofar as possible, the same powers, preferences and relative rights, and the qualifications, limitations or restrictions thereon, that the series A preferred stock had immediately prior to such transaction, except that after such transaction each share of series A preferred stock will be convertible on the terms and conditions described above, into the nature and kind of consideration so receivable by a holder of the number of shares of holding company common stock into which such series A preferred stock could have been converted immediately prior to such transaction. If by virtue of the structure of such transaction, however, a holder of holding company common stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holder of the series A preferred stock, then the series A preferred stock, by virtue of such transaction and on the same terms as apply to the holders of holding company common stock, will be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of holding company common stock into which such series A preferred stock could have been converted immediately prior to such transaction if the holder of holding company common stock failed to exercise any rights of election. The rights of the series A preferred stock as preferred stock of the successor or resulting corporation will successively be subject to adjustment after any such transaction as nearly equivalent as practicable to the adjustments in existence prior to such transaction. The holding company will not consummate any such merger, consolidation or similar transaction unless all then outstanding series A preferred stock will be assumed and authorized by the successor or resulting corporation as provided above.

     Upon conversion of series A preferred stock, no monthly dividends will be due or payable for any period unless previously declared, but not yet paid.

     Voting Rights. Except as expressly required by applicable law, or except as indicated below, the holders of the series A preferred stock will not be entitled to receive notice of, or attend or vote at, any meeting of the stockholders of the holding company.

     If at the time of any annual meeting of the holding company's stockholders for the election of directors, the holding company has failed to pay or declare and set aside for payment a monthly dividend on the series A preferred stock for each of the 18 preceding monthly dividend periods, the number of directors then constituting the board of directors of the holding company shall be increased by one (if not already increased by one due to a default in preference dividends), and at such annual meeting the holders of the series A preferred stock, along with the holders of any other series of holding company preferred stock which may have voting rights due to the holding company's failure to pay dividends, will be entitled to elect such additional director to serve on the holding company's board of directors. Such director elected by the holders of the series A preferred stock and any other holding company preferred stock shall continue to serve as director until the earlier of (i) the full term for which he or she shall have been elected, or (ii) the payment of 12 monthly dividends on the series A preferred stock.

     Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of the aggregate liquidation preference of the series A preferred stock and of the shares of any parity stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of series A preferred stock and any such other series of parity stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating any variation or abrogation of the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series A preferred stock or any such other series of parity stock by way of amendment, alteration or repeal of any of the provisions of the certificate of incorporation of the holding company, or of any amendment or supplement thereto, or otherwise (including any certificate of amendment or any similar document relating to any series of holding company preferred stock). Notwithstanding the foregoing, the holding company may, without the consent or sanction of the holders of series A preferred stock, authorize or issue shares of the holding company ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the series A preferred stock.

     Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of the aggregate liquidation preference of the series A preferred stock and any other series of parity stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of series A preferred stock and any such other series of parity stock shall vote together as a single class without regard to series, shall be necessary to create, authorize or issue, or reclassify any authorized stock of the holding company into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of the holding company ranking prior to both the series A preferred stock and any other series of parity stock. Subject to the foregoing, the holding company's certificate of incorporation may be amended to increase the number of authorized shares of holding company preferred stock without the vote of the holders of holding company preferred stock, including the series A preferred stock.

     No vote of the holders of the series A preferred stock and any other series of parity stock will be required for the holding company to redeem or purchase and cancel the series A preferred stock in accordance with the certificate of incorporation of the holding company.

     Redemption. The series A preferred stock will not be redeemable prior to July 1, 2002. On or after such date, the series A preferred stock will be redeemable at the option of the holding company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at the following redemption prices, if redeemed during the 12-month period beginning July 1 of the years indicated below, plus the accrued and unpaid dividends, if any, for the then-current dividend period to the date of redemption:

                            YEAR                              REDEMPTION PRICE
                            ----                              ----------------
2002........................................................       $26.00
2003........................................................       $25.75
2004........................................................       $25.50
2005........................................................       $25.25
2006 and thereafter.........................................       $25.00

     In the event that less than all of the outstanding shares of the series A preferred stock are to be redeemed at the option of the holding company, the total number of shares to be redeemed in such redemption shall be determined by the board of directors of the holding company and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the board of directors of the holding company or by such other method as the board of directors of the holding company may approve and deem fair and appropriate, including any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the series A preferred stock may at the time be listed or eligible for quotation; provided that, the shares of a holder must be redeemable in full unless the holding company obtains a ruling from the Puerto Rico Treasury Department or an opinion from reputable counsel knowledgeable in Puerto Rico income tax matters to the effect that the redemption in part of the holder's shares is not equivalent to a dividend under Puerto Rico law.

     Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of the series A preferred stock to be redeemed, at the respective addresses appearing on the stock books of the holding company. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received, and failure to duly give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of series A preferred stock. Such notice shall state: (i) the date fixed for redemption; (ii) the redemption price; (iii) the number of shares of series A preferred stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after such date fixed for redemption the shares to be redeemed shall not accrue dividends. If such notice is mailed as aforesaid, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by the holding company in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the date fixed for redemption the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue, and all rights of the holders of such shares as stockholders of the holding company shall cease, except the right to receive the redemption price, without interest, upon surrender of the certificate representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the holding company in such notice), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     At its option, the holding company may, on or prior to the date fixed for redemption, irrevocably deposit the aggregate amount payable upon redemption of the shares of the series A preferred stock to be redeemed with a bank or trust company designated by the holding company having its principal office in New York, New York; San Juan, Puerto Rico, or any other city in which the holding company shall at that time maintain a transfer agent with respect to its capital stock, and having a combined capital surplus (as shown by its latest published statement) of at least $50,000,000, to be held in trust by such depository for payment to the holders of the series A preferred stock to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the series A preferred stock to be redeemed, the holding company shall thereupon be released and discharged (subject to the provisions described in the next paragraph) from any obligation to make payment of the amount payable upon redemption of the series A preferred stock to be redeemed, and the holders of such shares shall look only to the depository for such payment.

     Any funds remaining unclaimed at the end of two years from and after the date fixed for redemption in respect of which such funds were deposited shall be returned to the holding company forthwith and thereafter the holders of the series A preferred stock called for redemption with respect to which such funds were deposited shall look only to the holding company for the payment of the redemption price thereof. Any interest accrued on any funds deposited with the depository shall belong to the holding company and shall be paid to it from time to time on demand.

     Any of the series A preferred stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series, until such shares are once more designated as part of a particular series by the board of directors of the holding company.

     The redemption of the series A preferred stock will be subject to the prior approval of the Board of Governors of the Federal Reserve System.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation of the holding company, the holders of the series A preferred stock at the time outstanding will be entitled to receive out of assets of the holding company available for distribution to stockholders, before any distribution of assets is made to holders of holding company common stock or any other class of stock ranking junior to the series A preferred stock upon liquidation, liquidating distributions in the amount of $25 per share of series A preferred stock, plus the accrued and unpaid dividends, if any, for the then-current dividend period to the date of payment.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series A preferred stock will have no right or claim to any of the remaining assets of the holding company. In the event that, upon any such voluntary or involuntary liquidation, the available assets of the holding company are insufficient to pay the amount of the liquidation distributions on all outstanding series A preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the holding company ranking on a parity with the series A preferred stock in the distribution of assets upon liquidation, then the holders of the series A preferred stock and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

     For these purposes, the consolidation or merger of the holding company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the holding company, shall not be deemed to constitute a liquidation of the holding company.

     Rank. The series A preferred stock will, with respect to dividend rights and rights on liquidation, rank (i) senior to all classes of holding company common stock and to all other equity securities issued by the holding company, the terms of which specifically provide that such equity securities will rank junior to the series A preferred stock (or to all series of holding company preferred stock in general); (ii) on a parity with all parity stock; and (iii) junior to all equity securities issued by the holding company, the terms of which specifically provide that such equity securities will rank senior to the series A preferred stock (or to all series of holding company preferred stock in general). For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.

     The holding company may not issue shares of the holding company ranking, as to dividend rights or rights on liquidation, senior to the series A preferred stock except with the consent of the holders of at least two-thirds of the aggregate liquidation preference of the series A preferred stock and any series of parity stock at the time outstanding. See "Voting Rights" above.

RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

     Certain provisions of the holding company's certificate of incorporation and by-laws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of the holding company. The following discussion is a general summary of those provisions of the holding company's certificate of incorporation and by-laws which might be deemed to have a potential "anti-takeover" effect. Reference should be made in each case to the holding company's certificate of incorporation and by-laws which are attached to this proxy statement/prospectus at Appendix B.

     Classified Board of Directors. The holding company's certificate of incorporation provides that the holding company's board of directors shall be divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year. This provision will provide a greater likelihood of continuity, knowledge and experience on the holding company's board of directors because at anyone time, one third of the board of directors would be in its second year of service and one third of the board of directors would be in its third year of service. In addition, this provision would cause any person who may attempt to take over the holding company to have to deal with the current board of directors because even if that person owns a majority of the outstanding voting shares of the holding company, that person would be unable to change the majority of the board of directors at any one annual meeting.

     Vacancies on the Board of Directors. The holding company's certificate of incorporation and by-laws provide that any vacancy occurring in the board of directors (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors. A director elected to fill a vacancy shall serve for the remainder of the term to which the director has been elected and until such director's successor shall have been elected and qualified.

     Amendment of Certificate of Incorporation and Bylaws. The holding company's certificate of incorporation provides that the certificate of incorporation may be amended in the manner provided in the certificate of incorporation and the Puerto Rico General Corporations Law. The certificate of incorporation of the holding company also requires the affirmative vote of the holders of at least two-thirds (or such higher amount as required by law) of the aggregate liquidation preference associated with the holding company's series A preferred stock in connection with certain amendments affecting the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series A preferred stock or any parity stock. The Puerto Rico General Corporations Law provides that a corporation may amend its certificate of incorporation if the amendment is approved by the vote of the majority of its entire capital stock entitled to vote and is filed with the Department of State of the Commonwealth of Puerto Rico. The holding company's certificate of incorporation and by-laws provide that the holding company's by-laws may be amended by the board of directors or at any annual or special meeting of stockholders in the manner provided in the Puerto Rico General Corporations Law. Under the Puerto Rico General Corporations Law and the holding company's certificate of incorporation and by-laws, this would require a majority of the directors present at which a quorum is present or a majority of the outstanding shares of voting capital stock present by person or proxy if a quorum is present.

     For restrictions on acquisitions of the holding company imposed by law or regulation, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation -- Acquisition of the Holding Company," below.

TAXATION OF HOLDING COMPANY STOCK

[TO BE REVIEWED BY TAX COUNSEL.]

     THIS SECTION IS NOT TO BE CONSTRUED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. HOLDERS OF SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THE TAX LAWS AFTER THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS.

     The following discussion is a summary of the material Puerto Rico and U.S. federal tax considerations that may be relevant to stockholders of the holding company. The discussion in connection with the Puerto Rico tax considerations is based on the current provisions of the Puerto Rico Internal Revenue Code of 1994, as amended, which is referred to in this section and the following sections as the "Puerto Rico Code", and the related regulations, which are referred to in this section and the following sections as the "Puerto Rico Code Regulations", the Puerto Rico Municipal Property Tax Act of 1991, as amended, which is referred to in this section and the following sections as the "MPTA", and the related regulations, and the Municipal License Tax Act, as amended, which is referred to in this section and the following sections as the "MLTA"), and the related regulations. The U.S. federal tax discussion is based on the current provisions of the United States Internal Revenue Code of 1986, as amended, which is referred to in this section and the following sections as the "U.S. Code" and the related regulations, which are referred to in this section and the following sections as the "U.S. Code Regulations".

     This discussion assumes that stockholders will be individuals who are bona fide residents of Puerto Rico during the entire taxable year for purposes of
Section 933 of the Code, who will be referred to in this section and the following sections as "Puerto Rico Individuals", or corporations and partnerships organized under the laws of the Commonwealth of Puerto Rico or a jurisdiction other than the U.S., a State of the U.S. or the District of Columbia, excluding corporations and partnerships having in effect an election and qualifying as corporations of individuals or special partnerships under the Puerto Rico Code or subject to any other special tax regime under the Puerto Rico Code or the U.S. Code, who will be referred to in this section as the "Puerto Rico Persons," and jointly with the Puerto Rico Individuals, the "Puerto Rico Investors." This discussion also assumes that the Puerto Rico Persons will not be subject at any time to the provisions of the U.S. Code with respect to controlled foreign corporations, passive foreign investment companies or foreign personal holding companies. Accordingly, this discussion does not purport to deal with all aspects of Puerto Rico and U.S. federal taxation that may be relevant to other types of investors, particular investors in light of their investment circumstances or certain types of investors subject to special treatment under the Puerto Rico Code or the U.S. Code (i.e., banks, insurance companies or tax-exempt organizations). Unless otherwise noted, the references in this discussion to Puerto Rico regular income tax refer to the graduated tax rates up to a maximum of 33% or 39% generally imposed by the Puerto Rico Code upon individuals or corporations and partnerships, respectively, and exclude the alternative minimum tax imposed by the Puerto Rico Code.

     The statements that follow are based on the existing provisions of such statutes and regulations, judicial decisions and administrative pronouncements, all of which are subject to change (even with retroactive effect). [The
statements herein have been opined on by           , counsel to Westernbank.]
Stockholders should be aware that an opinion of counsel represents only such counsel's best legal judgment and that it is not binding on the Treasury Department of Puerto Rico, the Municipal Revenue Collection Center, any other agency or municipality of the Commonwealth of Puerto Rico, the United States Internal Revenue Service or the courts. Accordingly, there can be no assurance that the opinions set forth herein, if challenged, would be sustained.

PUERTO RICO TAXATION

     Income Taxes.

     Distributions on Common and Preferred Stock. Distributions by the holding company with respect to its stock will be treated as dividends for Puerto Rico income tax purposes and will be taxable in the manner described below to the extent the holding company has either current or accumulated earnings and profits for purposes of the Puerto Rico Code at the end of the taxable year of the holding company during which the distributions are made. To the extent that the amount of the distributions made on the holding company stock exceeds the holder's allocable share of such current and accumulated earnings and profits, such distributions will be treated as a non-taxable return of capital (rather than as a dividend) and will be applied against and reduce the adjusted basis of the holding company stock in the hands of the holder. The amount of any such distribution that exceeds the adjusted basis of the holding company stock in the hands of the holder will be treated as a gain from the sale or exchange of such stock, taxable in the manner described below.

     Puerto Rico Individuals. Dividend distributions made by the holding company on its stock to Puerto Rico Individuals will be subject to a 10% Puerto Rico withholding tax (the "10% Puerto Rico Withholding Tax"). The 10% Puerto Rico Withholding Tax must be withheld by the holding company and paid to the Treasury Department. The Puerto Rico Individuals may elect not to be subject to the 10% Puerto Rico Withholding Tax (the "No Withholding Election"). However, if the No Withholding Election is made, the dividend distributions to such individuals will be subject to the regular income tax imposed by the Puerto Rico Code on such individuals.

     For the No Withholding Election of a Puerto Rico Individual to be effective during a taxable year, the holding company must be notified in writing prior to the first distribution made by the holding company to such Puerto Rico Individual during such taxable year. The No Withholding Election can be made on a yearly basis, and it must include (i) the name and address of the electing Puerto Rico Individual, (ii) his or her taxpayer identification number, (iii) a statement authorizing the holding company to abstain from withholding the 10% Puerto Rico Withholding Tax, (iv) the date of the distribution(s) with respect to which the election is made, (vi) the date on which the election is made, and
(vii) the signature of the Puerto Rico Individual. Once a No Withholding Election is made, such election is final with respect to all distributions during such taxable year to the electing stockholder.

     Absent a No Withholding Election, the holding company will withhold the 10% Puerto Rico Withholding Tax on dividend distributions on holding company stock made to Puerto Rico Individuals. Upon filing his or her Puerto Rico income tax return, a Puerto Rico Individual who did not make a No Withholding Election will have the option to include the dividends as ordinary income subject to the regular income tax imposed by the Puerto Rico Code on such individual. If such option to include the dividends as ordinary income is made, the 10% Puerto Rico Withholding Tax will be allowed as a credit against the Puerto Rico Individual income tax liability for the particular taxable year.

     Puerto Rico Persons. Puerto Rico Persons receiving dividend distributions from the holding company on the series A preferred stock may deduct 85% of such dividends received during the taxable year (the "Dividend Received Deduction"). The Dividend Received Deduction may not exceed 85% of a Puerto Rico Person's net taxable income for such taxable year. The remaining 15% of such dividends will be subject to the regular income tax applicable to Puerto Rico Persons under the Puerto Rico Code.

Additionally, the dividend distributions made by the holding company on the shares of the series A preferred stock to Puerto Rico Persons may be subject to the alternative minimum tax imposed by the Puerto Rico Code to such investors, to the extent such tax is applicable to such investors.

     Gain from the Sale, Exchange or Other Disposition of Stock. Gains from the sale, exchange or other disposition of shares of the series A preferred stock which have been held by Puerto Rico Individuals or Puerto Rico Persons for more than 6 months and which constitute capital assets in the hands of such investors are subject to a maximum 20% Puerto Rico capital gains tax or 25% Puerto Rico alternative capital gains tax, respectively. Losses from the sale, exchange or other disposition of shares of holding company stock which constitute capital assets in the hands of investors are deductible only to the extent of gains from the sale, exchange or other disposition of capital assets, except that Puerto Rico Individuals may deduct up to $1,000 of such losses from ordinary income.

     Redemption of Stock. Under the provisions of the Puerto Rico Code, the partial or total redemption of shares of holding company stock which is essentially equivalent to a dividend will be treated as a distribution taxable as a dividend to the extent of the holding company's current and accumulated earnings and profits at the end of the taxable year during which the redemption is effected. The Puerto Rico Code Regulations provide that a complete redemption of shares of the series A preferred stock held by a Puerto Rico Investor is not essentially equivalent to a dividend, so long as the Puerto Rico Investor ceases to have an interest in the affairs of the holding company. Neither the Puerto Rico Code nor the Puerto Rico Code Regulations set forth guidelines to determine which other redemptions are not essentially equivalent to a dividend. In the absence of Puerto Rico guidelines, the Treasury Department may follow the principles established under the U.S. Code, the U.S. Code Regulations, and the rulings and other administrative pronouncements of the United States Internal Revenue Service. In such circumstances, the Treasury Department has generally followed such U.S. federal income tax principles for Puerto Rico income tax purposes. However, Puerto Rico Investors should be aware that the Treasury Department is not bound to adopt such principles and is free to adopt any other rule it deems appropriate.

     In the event the U.S. federal income tax principles are followed by the Treasury Department, "substantially disproportionate" redemptions, partial redemptions to Puerto Rico Investors which exercise no control over the affairs of the holding company, and redemptions that result in a "meaningful reduction" of the Puerto Rico Investors' interest in the holding company, will not be essentially equivalent to a dividend. See the section of this proxy statement/prospectus captioned "United States Taxation -- Income Taxes -- Redemption of the Stock," below. Thus, gain or loss will result from the difference between the cash received in exchange for the shares of the series A preferred stock and the Puerto Rico Investors' basis on such shares. In contrast, if the U.S. federal income tax principles are not followed by the Treasury Department, such redemptions (to the extent the holding company has current and accumulated earnings and profits) may be treated as essentially equivalent to a dividend. Consequently, all of the cash received in exchange for shares of holding company stock may be subject to the Puerto Rico income tax applicable to dividend distributions by the holding company, and the recovery of the Puerto Rico Investors' basis on the shares of such stock at that time would not be allowed. To avert such situation, the holding company is precluded from redeeming only a portion of the shares of its preferred stock held by a Puerto Rico Investor, unless the holding company obtains a ruling from the Treasury Department or an opinion from reputable counsel knowledgeable in Puerto Rico income tax matters categorically stating that such redemption will not be essentially equivalent to a dividend.

     Conversion of the Series A Preferred Stock into Common Stock. Under the provisions of the Puerto Rico Code and the Puerto Rico Code Regulations, no gain or loss will be recognized to the Puerto Rico Investors upon the conversion of shares of the series A preferred stock into holding company common stock if the transaction is treated as part of a "recapitalization" qualifying as a tax free corporate reorganization pursuant to section 1112(g)(1)(E) of the Puerto Rico Code (the "Type E Reorganization"). Neither the Puerto Rico Code nor the Puerto Rico Code Regulations set forth specific guidelines to determine whether a stockholder's exercise of a conversion option for shares of common stock that is an isolated decision of such stockholder will be treated as a part of a "recapitalization" qualifying as a Type E Reorganization. The Puerto Rico Code Regulations provide that a "recapitalization," and therefore a reorganization, takes place if, for example an exchange is made of a corporation's outstanding preferred stock, having certain priorities with reference to the amount and time of payment of dividends and the distribution of the corporate assets upon liquidation, for a new issue of such corporation's common stock having no such rights.

     As previously discussed, in the absence of Puerto Rico guidelines the Treasury Department may follow the principles established under the U.S. Code, the U.S. Code Regulations, and the rulings and other administrative pronouncements of the United States Internal Revenue Service. The United states Internal Revenue Service has generally held that no gain or loss results from a shareholder's exercise of a conversion option to convert preferred stock into common stock. Please see the section of this proxy statement/prospectus captioned "United States Taxation -- Income Taxes -- Conversion of the Series A Preferred Stock into Common Stock," below. Accordingly, no gain or loss should be recognized by the Puerto Rico Investors upon the election to convert any of their shares of the series A preferred stock into holding company common stock. However, if the Treasury Department takes a contrary position, gain or loss may result from the conversion of the shares of the series A preferred stock into holding company common stock.

     Municipal License Taxes. Distributions by the holding company to Puerto Rico Persons will be subject to a municipal license tax of up to 1.5% in the case of investors engaged in a financial business, and of up to 0.5% in the case of investors engaged in a non-financial business. Puerto Rico Individuals will not be subject to municipal license tax on distributions by the holding company.

     Property Taxes. Under the provisions of the MPTA, shares of the series A preferred stock are exempt from Puerto Rico personal property taxes in the hands of the Puerto Rico Investors.

     Estate and Gift Taxes. Since the holding company is a corporation organized under the laws of the Commonwealth of Puerto Rico, the shares of the series A preferred stock constitute property located within Puerto Rico for Puerto Rico estate and gift tax purposes. Accordingly, shares of the series A preferred stock will not be subject to Puerto Rico estate and gift taxes if held by a Puerto Rico Individual who is a citizen of the United States who acquired his or her citizenship solely because of birth or residence in Puerto Rico and was a resident of Puerto Rico, in the case of estate taxes, at the time of death, and in the case of gift taxes, at the time the gift was made.

UNITED STATES TAXATION

     Income Taxes.

     Source of Dividend Distributions. The following discussion regarding the U.S. federal income taxation of dividend distributions made by the holding company on its stock assumes that such dividends constitute Puerto Rico source income for purposes of the U.S. Code. Generally, dividend distributions made by a corporation organized under the laws of the Commonwealth of Puerto Rico, such as the holding company, are considered to be entirely from Puerto Rico sources for purposes of the U.S. Code, unless 25% or more of the Puerto Rico corporation's gross income for the three taxable years preceding the taxable year of declaration of the dividends (the "3-Year Statutory Period") is effectively connected (or, subject to certain exceptions, treated as effectively connected) with the conduct of a trade or business within the U.S. ("ECI-US"). If 25% or more of the Puerto Rico corporation's gross income for the 3-Year Statutory Period is ECI-US, then the dividend distributions will constitute U.S. source income in the same ratio as the Puerto Rico corporation's ECI-US for the 3-Year Statutory Period bears to its total gross income for such period. During the three taxable years immediately preceding this proxy statement/prospectus, the holding company was not engaged in the conduct of a trade or business within the U.S. Accordingly, dividend distributions made by the holding company on stock during 1999 will constitute Puerto Rico source income. Dividend distributions in future years will be from Puerto Rico sources, provided that no more than 25% of its gross income for the applicable 3-Year Statutory Period is ECI-US.

     Puerto Rico Individuals. Pursuant to section 933 of the U.S. Code, the Puerto Rico Individuals are not subject to U.S. federal income tax on income from sources within Puerto Rico. So long as the dividend distributions made by the holding company on the shares of holding company stock constitute Puerto Rico source income under the provisions of the U.S. Code discussed above, Puerto Rico Individuals will not be subject to U.S. federal income tax on such dividends. Generally, such individuals will not be allowed a U.S. tax deduction from gross income for any amount allocable to dividends received from the holding company.

     Puerto Rico Persons. Under the U.S. Code, foreign corporations not engaged in a U.S. trade or business are not subject to U.S. federal income tax on amounts received from sources outside the U.S. Puerto Rico Persons that are corporations or business entities treated as corporations under the U.S. Code, including those that have elected to be so treated (the "Foreign Corporate Investors"), will be treated as foreign corporations under the U.S. Code. So long as dividend distributions made by the holding company on the series A preferred stock have a Puerto Rico source rather than a U.S. source under the rules discussed above, Foreign Corporate Investors not engaged in a U.S. trade or business will not be subject to U.S. federal income tax on such dividends received from the holding company. However, such dividend distributions made to a Foreign Corporate Investor engaged in a U.S. trade or business will be subject to U.S. federal income tax if such dividends are effectively connected with its U.S. trade or business.

     Under the U.S. Code, partnerships are pass-through entities not subject to U.S. federal income tax, and their income is allocated to their partners. Accordingly, for U.S. federal income tax purposes, dividend distributions made by the holding company on its stock to Puerto Rico Persons which are, or have elected to be, treated as partnerships under the U.S. Code (the "Partnership Investors"), will be allocated to the partners of such Partnership Investors. In the event that any of the partners of the Partnership Investors are Puerto Rico Individuals, the Puerto Rico source dividend distributions made by the holding company on the series A preferred stock that are allocated to such Puerto Rico Individuals will generally be subject to the U.S. federal income tax treatment applicable to such individuals that was previously discussed. Additionally, if any of such partners are Foreign Corporate Investors, such dividend distributions made by the holding company that are allocated to such investors will generally be subject to the U.S. federal income tax treatment applicable to them, discussed above. However, pursuant to the provisions of the U.S. Code, partners in a partnership that is engaged in a U.S. trade or business will also be deemed to be engaged in a U.S. trade or business; thus, the U.S. federal income tax treatment of Puerto Rico Investors that are partners in a Partnership Investor or other partnership that is engaged in a U.S. trade or business may differ from the treatment stated above. Accordingly, such prospective investors should consult their own tax advisers concerning the potential U.S. tax consequences of holding company stock.

     Gain from the Sale, Exchange or Other Disposition of Stock. Gain, if any, from the sale, exchange or other disposition of shares of holding company stock by a Puerto Rico Individual is generally treated as Puerto Rico source income not subject to U.S. federal income tax, if the Puerto Rico Individual pays Puerto Rico income tax at an effective rate of at least 10% on such gain (the "10% Tax"). Because such gain is generally subject to tax by Puerto Rico at a 20% capital gains rate applicable to Puerto Rico Individuals under the Puerto Rico Code, it will ordinarily be treated as Puerto Rico source income not subject to U.S. federal income tax to such investors. Moreover, a Puerto Rico Individual who is not subject to the 10% Tax on any such gain may nevertheless treat the gain as Puerto Rico source income not subject to U.S. federal income tax if the requirements of Notice 89-40 are met. Notice 89-40 was issued by the United States Internal Revenue Service pursuant to a provision of the U.S. Code that authorizes the Secretary of the Treasury to issue regulations making the 10% Tax requirement inapplicable to bona fide residents of Puerto Rico. In Notice 89-40, the United States Internal Revenue Service announced that regulations would be issued that would provide that gain from the sale of stock by individuals who had been bona fide residents of Puerto Rico for the entire taxable year of the sale would be Puerto Rico source income, and therefore, excluded from U.S. taxation, whether or not the individual paid the 10% Tax on the gain to Puerto Rico. Therefore, unless contrary authority is issued, Puerto Rico Individuals may treat the gain from the sale, exchange or other disposition of shares of the series A preferred stock as Puerto Rico source income, regardless of whether the 10% Tax is paid on such gain.

     Foreign Corporate Investors will be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of shares of the series A preferred stock only if the gain is effectively connected to a U.S. trade or business carried on by such Foreign Corporate Investors.

     Partners of a Partnership Investor generally will be subject to the same U.S. federal income tax upon gain, if any, from the sale, exchange or other disposition of shares of the series A preferred stock as would apply if they held such shares directly. Thus, Puerto Rico Individuals who are partners in a Partnership Investor should not be subject to U.S. federal income tax upon such gain, and partners who are Foreign Corporate Investors will not be subject to U.S. federal income tax upon such gain so long as the gain is not effectively connected to a U.S. trade or business conducted by such Foreign Corporate Investors.

     Redemption of Stock. A redemption of shares of holding company stock for cash will be treated as a distribution that is taxable as a dividend to the extent of the holding company's current or accumulated earnings and profits for purposes of the U.S. Code as of the end of its taxable year during which the redemption is effected, unless the redemption (i) is "not essentially equivalent to a dividend," (ii) is "substantially disproportionate" with respect to the stockholder, (iii) results in a "complete termination" of the stockholder's stock interest in the holding company, or (iv) is to a noncorporate stockholder in "partial liquidation" of the holding company. In determining whether the redemption constitutes a dividend for U.S. federal income tax purposes, the shares of holding company stock constructively owned by the stockholder by reason of certain constructive ownership rules set forth in the U.S. Code, as well as the shares actually owned by the stockholder, must be taken into account. Generally, a redemption will not be essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's percentage interest in the holding company. The United States Internal Revenue Service's published rulings and the U.S. Code Regulations support the position that a redemption of preferred stock from a stockholder who does not actually or constructively own voting stock in the holding company will be treated as being "not essentially equivalent to a dividend."

     In the event a redemption of shares of holding company stock is not taxable as a dividend for U.S. federal income tax purposes, gain or loss will result from the difference between the cash received in exchange for the shares of the stock and the Puerto Rico Investors' basis in such shares. The gain, if any, from such redemption will be subject to the U.S. federal income tax treatment previously discussed with respect to gain from the sale, exchange or other disposition of shares of the stock.

     Conversion of the Series A Preferred Stock into Common Stock. Based on the rulings and other administrative pronouncements issued by the United States Internal Revenue Service, no gain or loss should be recognized on the conversion of the series A preferred stock into holding company common stock for U.S. federal income tax purposes.

     Controlled Foreign Corporation Status. The U.S. Code provides special rules regarding foreign corporations treated as a "controlled foreign corporation" ("CFC"). Generally, a Puerto Rico Individual who is a stockholder in a CFC is required to include in his or her gross income, for U.S. federal income tax purposes, his or her pro rata share of certain undistributed income of the CFC. Pursuant to section 957(a) of the U.S. Code, a foreign corporation is a CFC if more than 50% of the total combined voting power of all classes of stock of such corporation entitled to vote, or the total value of the stock of such corporation, is directly or indirectly owned by United States stockholders as defined in section 951(b) of the U.S. Code. Pursuant to sections 951(b) and 957(c) of the U.S. Code, for purposes of the CFC provisions the term United States stockholder means a United States person as defined in section 7701 (a)
(30) of the U.S. Code (including a Puerto Rico Individual), who owns or is considered as owning 10% or more of the total combined voting power of all classes of stock entitled to vote of a foreign corporation, except that with respect to a corporation organized under the laws of the Commonwealth of Puerto Rico, the term United States person does not include an individual who is a bona fide resident of Puerto Rico, if a dividend received by such individual during the taxable year from such corporation would be treated as income derived from sources within Puerto Rico under the rules discussed above. Please see the section of this proxy statement/prospectus captioned "United States
Taxation -- Income Taxes -- Source of Dividend Distributions," above.

     The holding company has determined that it was not a CFC for the taxable year ended December 31, 1998, and it does not expect that it would meet the criteria to be considered a CFC in the foreseeable future. Furthermore, even if the holding company becomes a CFC in the future, a Puerto Rico Individual would not be subject to U.S. federal income tax as a result of the holding company's CFC status so long as dividend distributions made by the holding company are treated as derived from sources within Puerto Rico under the rules discussed above.

     Passive Foreign Investment Company Status. The U.S. Code provides special rules regarding certain distributions received by United States persons as defined in section 7701 (a) (30) of the U.S. Code (including Puerto Rico Individuals), with respect to, and sales and other dispositions (including pledges) of, stock of a "passive foreign investment company" ("PFIC"). A foreign corporation for U.S. federal income tax purposes will be treated as a PFIC if 75% or more of its gross income is "passive income" or if the average percentage of its assets (by value) that produce, or are held for the production of, "passive income" is at least 50%. Pursuant to section 1297(b)(2) of the U.S. Code and the administrative pronouncements issued by the United States Internal Revenue Service, "passive income" generally does not include income derived in the active conduct of a banking business by a foreign bank. Furthermore, the United States Internal Revenue Service has issued proposed regulations under the PFIC provisions of the U.S. Code pursuant to which individuals who have been full-year bona fide residents of Puerto Rico for all taxable years during which they have held stock of a PFIC would not be subject to U.S. federal income tax on any portion of the amount of Puerto Rico source income that they would have otherwise been required to include in gross income under the PFIC rules.

     The holding company has determined that it was not a PFIC for the taxable year ended December 31, 1998, and it does not expect that it would meet the criteria to be considered a PFIC in the foreseeable future. Furthermore, even if the holding company is deemed to be a PFIC in the future, Puerto Rico Individuals who meet the requirement mentioned above will not be subject to U.S. federal income tax as a result of the holding company's PFIC status.

     Foreign Personal Holding Company Status. Puerto Rico Individuals who are shareholders of a "foreign personal holding company" ("FPHC") may be subject to U.S. federal income tax on their shares of certain undistributed income, thereby preventing deferral of U.S. taxes on certain foreign sourced income. Pursuant to section 552(a) of the U.S. Code, a FPHC generally includes a foreign corporation if such corporation meets certain income tests and more than 50% of its stock is owned directly or indirectly by five or fewer individuals who are U.S. citizens or residents. The holding company has determined that it was not a FPHC for the taxable year ended December 31, 1998, and it does not expect that it would meet the criteria to be considered a FPHC in the foreseeable future. Furthermore, Puerto Rico Individuals would not be subject to U.S. federal income tax on the undistributed income of the holding company if the holding company is treated as a FPHC so long as such income will constitute Puerto Rico source income that would be excluded from the gross income of such individuals for U.S. federal income tax purposes pursuant to section 933 of the U.S. Code.

     Estate and Gift Taxes. Under the provisions of the U.S. Code, the shares of series A preferred stock will not be subject to U.S. estate and gift taxes if held by a Puerto Rico Individual who is a citizen of the United States who acquired his or her citizenship solely because of birth or residence in Puerto Rico and was a resident of Puerto Rico, in the case of estate taxes, at the time of death, and in the case of gift taxes, at the time the gift was made.

                   ADDITIONAL INFORMATION ABOUT INTERIM BANK

     The interim bank will be organized as a Puerto Rico banking corporation solely to facilitate the reorganization. The interim bank will be a non-operating bank and will be merged with and into Westernbank as a result of the reorganization. Its principal office will be the principal office of Westernbank, located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680, and its phone number will be (787) 834-8000.

     The interim bank will be authorized to issue 5,000 shares of common stock, par value $5,000 per share. Immediately before the reorganization takes place, the holding company will own all outstanding shares of the interim bank's common stock. On the effective date of the reorganization, each of those shares held by the holding company will be converted into shares of Westernbank's common stock and the holding company will own all of the outstanding capital stock of Westernbank.

                           SUPERVISION AND REGULATION

GENERAL

     Westernbank is a Puerto Rico-chartered commercial bank, and its deposit accounts are insured up to applicable limits by the FDIC. Westernbank is subject to extensive regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico, as its chartering agency, and the Federal Deposit Insurance Corporation. After the reorganization, Westernbank will continue to be a Puerto Rico-chartered commercial bank with deposits insured by the FDIC, and will continue to be subject to extensive regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation. The discussion that follows of the regulations that currently apply to Westernbank will apply to the same extent to Westernbank after the reorganization.

     Westernbank must file reports with the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation conduct periodic examinations to assess Westernbank's compliance with various regulatory requirements. This regulation and supervision is intended primarily for the protection of the deposit insurance funds and depositors. The regulatory authorities have extensive discretion in connection with the exercise of their supervisory and enforcement activities, including the setting of policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The holding company, as a bank holding company, will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the Federal Reserve and the Office of the Commissioner of Financial Institutions of Puerto Rico and with the rules and regulations of the Securities and Exchange Commission under the federal securities laws. Any change in the regulations governing Westernbank or the holding company, whether by a bank regulatory agency or through legislation, could have a material adverse impact on Westernbank and the holding company and their operations and stockholders.

     The following is a summary of the laws and regulations that are applicable to Westernbank and the holding company. This summary does not purport to be a complete description of such laws and regulations or of all such laws and regulations. The operations of Westernbank and the holding company may be affected by legislative and regulatory changes as well as by changes in the policies of various regulatory authorities.

THE HOLDING COMPANY

     Federal Regulation. Following the completion of the reorganization, the holding company will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Board of Governors of the Federal Reserve System.

     The Board of Governors of the Federal Reserve System has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the Federal Deposit Insurance Corporation for Westernbank. See the section of this proxy statement/prospectus captioned "Federal Regulation of Westernbank -- Capital Requirements," below. On a pro forma basis after the reorganization, the holding company's risk-based and leverage ratios will exceed these minimum capital requirements. A bank holding company's ability to pay dividends to its stockholders and expand its line of business through the acquisition of new banking subsidiaries can be restricted if its capital falls below levels established by the Federal Reserve guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

     Prior approval of the Board of Governors of the Federal Reserve System will be required for the holding company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. The holding company also will be required to obtain the prior approval of the Board of Governors of the Federal Reserve System to acquire all, or substantially all, of the assets of any bank or bank holding company.

     In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities unless such activities have been found by the Board of Governors of the Federal Reserve System to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Board of Governors of the Federal Reserve System has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

     - making or servicing loans;

     - performing certain data processing services;

     - providing discount and full service brokerage services;

     - acting as fiduciary, investment or financial advisor;

     - leasing personal or real property;

     - making investments in corporations or projects designed primarily to promote community welfare; and

     - acquiring a savings and loan association.

     The holding company will be required to give the Board of Governors of the Federal Reserve System prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the holding company's consolidated net worth. The Board of Governors of the Federal Reserve System may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, order or directive of the Board of Governors of the Federal Reserve System, or any condition imposed by, or written agreement with, the Board of Governors of the Federal Reserve System. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Board of Governors of the Federal Reserve system, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Board of Governors of the Federal Reserve System, and that is not the subject of any unresolved supervisory issues.

     The Board of Governors of the Federal Reserve System is empowered to initiate cease and desist proceedings and other supervisory actions for violations of the Bank Holding Company Act, or the regulations of the Board of Governors of the Federal Reserve System, orders or notices issued thereunder.

     The status of the holding company as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

WESTERNBANK

     Puerto Rico Banking Law. As a commercial bank organized under the laws of the Commonwealth, Westernbank is subject to supervision, examination and regulation by the Office of the Commissioner pursuant to the Puerto Rico Banking Act of 1933, as amended. Such law governs the incorporation and organization, and contains provisions on the rights and responsibilities of directors, officers and stockholders, and the corporate powers, savings, lending, capital and investment requirements and other activities of Westernbank. The Office of the Commissioner has extensive rulemaking power and administrative discretion under the Banking Law. The Office of the Commissioner's office normally examines Westernbank once every year.

     Section 27 of the Banking Law requires that at least 10% of the yearly net income of Westernbank be credited annually to a reserve fund. This apportionment must be done every year until the reserve fund is equal to the total paid-in capital for common stock and preferred stock. At the end of its most recent fiscal year, Westernbank had an adequate reserve fund established.

     Section 27 of the Banking Law also provides that when the expenditures of a bank are greater than the receipts, the excess of the former over the latter is charged against the undistributed profits of the bank, and the balance, if any, is charged against the reserve fund, as a reduction thereof. If there is no reserve fund sufficient to cover such balance in whole or in part, the outstanding amount is charged against the capital account and no dividend can be declared until the capital has been restored to its original amount and the reserve fund to 20% of the original capital.

     Section 16 of the Banking Law requires every bank to maintain a legal reserve in an amount established by the Office of the Commissioner through regulation, but in no case may the required reserve exceed 30% of demand liabilities, except deposits of the U.S. Government, the Commonwealth of Puerto Rico and its municipalities secured by actual collateral. A regulation of the Office of the Commissioner establishes that the legal reserve shall not be less than 20% of the bank's demand liabilities, except deposits of the U.S. Government, the Commonwealth of Puerto Rico and its municipalities. However, if a bank becomes a member of the Federal Reserve System, the foregoing legal reserve requirements shall not be effective and the reserve requirements demanded by the Federal Reserve Board shall be applicable. At December 31, 1998, Westernbank had a legal reserve of 96.65%.

     Section 17 of the Banking Law provides that Westernbank may not make loans to, nor accept the guarantee of, any one person, firm, partnership or corporation, in an aggregate amount in excess of 15% of the paid-in capital in common stock and preferred stock, the reserve fund of Westernbank and all other components so determined by the Office of the Commissioner. As of December 31, 1998, the legal lending limit for Westernbank under this provision was approximately $19.6 million. If such loans are secured by collateral worth at least 25% or more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of Westernbank plus its reserve fund. There are no restrictions under Section 17 on the amount of loans which are wholly secured by bonds, securities and other evidences of indebtedness of the Government of the United States or the Commonwealth of Puerto Rico, or by current debt bonds, not in default, of municipalities or instrumentalities of the Commonwealth of Puerto Rico. The Office of the Commissioner has, through regulation, interpreted the lending limits provision of the Banking Law to permit commercial banks to additionally take into consideration up to 50% of the bank's retained earnings in the calculation of the bank's lending limit if the bank is well capitalized.

     Section 30 of the Banking Law provides that the Office of the Commissioner can place a Puerto Rico bank into receivership, and liquidate the bank, if deemed necessary, if the Office of the Commissioner, as a result of an examination made or a report rendered by an examiner, finds that the bank is not in sound financial condition to continue doing business, or that its affairs are conducted in such a manner that the public or the persons and entities having funds or securities under its custody are in danger of being defrauded. Furthermore, section 31 of the Banking Law provides that the Office of the Commissioner may appoint a receiver and dissolve and liquidate a Puerto Rico bank if the bank refuses to submit its books, documents and affairs for the inspection of an examiner, or if it appears that the bank's certificate of incorporation or any law relative thereto has been violated. Section 37 of the Banking Law provides that a Puerto Rico bank must be dissolved if it loses 100% of its capital.

     The Financial Board, which is a part of the Office of the Commissioner, but also includes as its members the Secretary of the Treasury, the Secretary of Commerce, the Secretary of Consumer Affairs, the Chairman of the Planning Board, and the President of the Government Development Bank for Puerto

Rico, has the authority to regulate the maximum interest rates and finance charges that may be charged on loans to individuals and unincorporated businesses in the Commonwealth of Puerto Rico. In February 1992 and again in November 1997, the Financial Board approved regulations which provide that the applicable interest rate on loans to individuals and unincorporated businesses (including real estate development loans but excluding certain other personal and commercial loans secured by mortgages on real estate properties) is to be determined by free competition.

     The Financial Board also has authority to regulate the maximum finance charges on retail installment sales contracts (including credit card purchases), which are currently set at 21%. There is no maximum rate set for installment sales contracts involving motor vehicles, commercial, agricultural and industrial equipment, commercial electric appliances, and insurance premiums.

     Section 12 of the Banking Law requires the prior approval of the Office of the Commissioner to obtain control of any bank organized under the Banking Law. The Banking Law requires that in any transfer of voting and outstanding capital stock of any bank organized under the laws of Puerto Rico to any person or entity that, upon consummation of the transfer, will become the owner, directly or indirectly, of more than 5% of the voting and outstanding capital stock of said bank, the parties to the transfer shall inform the Office of the Commissioner of the proposed transfer at least 60 days prior to the date such transfer is to be effected. The transfer requires the approval of the Office of the Commissioner if it results in a change of control of the bank. For the purposes of section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the operations of the bank.

     Federal Regulation of Westernbank.

     Capital Requirements. The Federal Deposit Insurance Corporation has adopted risk-based minimum capital regulations for insured state nonmember banks, such as Westernbank. The regulations establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among insured depository institutions. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital required for the categories perceived as representing greater risk. State nonmember banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%, and a minimum ratio of Tier 1 capital to risk-weighted assets of 4.0%. Tier 1 capital includes common equity, certain noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Total capital consists of Tier 1 capital plus supplementary (Tier 2) capital which includes, among other items, cumulative perpetual and long-term, limited-life, preferred stock, mandatory convertible securities, certain hybrid capital instruments, term-subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. In addition, insured state nonmember banks must maintain a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 3% to 5%, depending on the bank's supervisory rating.

     Capital requirements higher than these minimum requirements may be established for a particular bank if the Federal Deposit Insurance Corporation determines that a bank's capital is, or may become, inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate if a bank is receiving special supervisory attention, has a high degree of exposure to interest rate risk or poses other safety and soundness concerns. Westernbank currently is not subject to any individually imposed minimum capital requirements.

     Failure to meet capital guidelines could subject Westernbank to a variety of enforcement actions, including issuance of a capital directive, the termination of deposit insurance, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon banks that fail to meet applicable capital requirements under the Federal Deposit Insurance Corporation's prompt corrective action regulations.

     The Federal Deposit Insurance Corporation assesses Westernbank's exposure to declines in the economic value of the bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate Westernbank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. Applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital.

     The following table shows information regarding Westernbank's capital ratios at December 31, 1998.

                                                                                        TO BE WELL
                                                                                    CAPITALIZED UNDER
                                                                  FOR CAPITAL       PROMPT CORRECTIVE
                                                               ADEQUACY PURPOSES    ACTION PROVISIONS
                                                               ------------------   ------------------
                                                 ACTUAL                        MINIMUM
                                            ----------------   ---------------------------------------
                                            AMOUNT    RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                            -------   ------   ---------   ------   ---------   ------
                                                         (DOLLARS IN THOUSANDS)
Total Capital
  (to Risk Weighted Assets)...............  167,588   11.74%   $114,331      8%     $142,914     10%
Tier I Capital
  (to Risk Weighted Assets)...............  149,921   10.61%   $ 56,533      4%     $ 84,800      6%
Tier I Capital
  (to Average Assets).....................  149,921    6.37%   $ 70,643      3%     $117,739      5%

     As the preceding table shows, Westernbank exceeded the minimum capital adequacy requirements at the date indicated.

     Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act generally limits the activities and investments of state-chartered insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by law or the Federal Deposit Insurance Corporation determines that such activity or investment would pose no significant risk to the Bank Insurance Fund. Any bank that held, at the time of passage of section 24, an impermissible investment or engaged in an impermissible activity and that did not receive Federal Deposit Insurance Corporation approval to retain such investment or to continue such activity was required to submit to the Federal Deposit Insurance Corporation a plan for divesting of such investment or activity as quickly and prudently as possible.

     Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under section 24 or the Federal Deposit Insurance Corporation regulations thereunder, an insured bank must file a notice or application with the Federal Deposit Insurance Corporation to make such investment or engage in such activity. The Federal Deposit Insurance Corporation will not approve the activity unless such bank meets its minimum capital requirements and the Federal Deposit Insurance Corporation determines that the activity does not present a significant risk to the Federal Deposit Insurance Corporation insurance funds. The Federal Deposit Insurance Corporation has by regulation determined that certain real estate investment and securities underwriting activities do not present a significant risk to the Federal Deposit Insurance Corporation insurance fund provided they are conducted in accordance with the regulations. The Federal Deposit Insurance Corporation recently adopted a streamlined notice process for use by well run, well capitalized institutions seeking permission to engage in such activities, and simplified existing limitations applicable to the activities.

     Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over Westernbank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The Federal Deposit Insurance Corporation is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible equity to total assets that is equal to or less than 2%. See "Prompt Corrective Action" below. The Federal Deposit Insurance Corporation may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

     - insolvency;

     - substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

     - existence of an unsafe or unsound condition to transact business;

     - likelihood that a bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

     - insufficient capital.

In the event of any such appointment, it is likely that the stockholders of the institution would not receive anything for their interests in the institution and such interest ultimately would be extinguished.

     Deposit Insurance. Westernbank is subject to quarterly payments on semiannual insurance premium assessments for its Federal Deposit Insurance Corporation deposit insurance. The Federal Deposit Insurance Corporation implements a risk-based deposit insurance assessment system. Deposit insurance assessment rates currently are within a range of $0.00 to $0.27 per $100 of insured deposits, depending on the assessment risk classification assigned to each institution. Under current Federal Deposit Insurance Corporation assessment guidelines, Westernbank expects that it will not incur any Federal Deposit Insurance Corporation deposit insurance assessments for the first half of 1999. However, the deposit insurance assessments imposed by the Federal Deposit Insurance Corporation are subject to change.

     Westernbank is subject to assessments for the payment on the bonds issued in the late 1980's by the Financing Corporation to recapitalize the former Federal Savings and Loan Insurance Corporation. The annual rate of assessments for the payments on the bonds for the quarter beginning on January 1, 1999 was
1.22 basis points for Bank Insurance Fund-assessable deposits and 6.1 basis points for Savings Association Insurance Fund's-assessable deposits.

     Federal Deposit Insurance Corporation insurance on deposits may be terminated by the Federal Deposit Insurance Corporation, after notice and hearing, upon a finding by the Federal Deposit Insurance Corporation that the insured bank has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations as an insured bank, or has violated any applicable law, regulation, rule or order of, or condition imposed by or written agreement entered into with the Federal Deposit Insurance Corporation.

     Transactions with Affiliates of the Bank. Transactions between Westernbank and any of its affiliates, including the holding company, are governed by sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, sections 23A and 23B (i) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and limit such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of or investment in securities issued by the affiliate, purchase of assets, issuance of guarantees and other similar types of transactions. Most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending on the nature of the collateral. In addition, any covered transaction by a bank with an affiliate and any sale of assets or provision of services to an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Loans to Insiders. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an "insider") and to certain entities affiliated with any such person (an "insider's related interests") are subject to the conditions and limitations imposed by sections 22(g) and 22(h) of the Federal Reserve Act and the Federal Reserve's Regulation O promulgated thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks. All loans by a bank to all insiders and insider's related interests in the aggregate may not exceed a bank's unimpaired capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or an insider's related interest be approved in advance by a majority of the board of directors of a bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either (a) $500,000 or (b) the greater of $25,000 or 5% of a bank's unimpaired capital and surplus. Such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons, except to the extent that the extension of credit is made pursuant to a benefit or compensation program that is widely available to employees of the bank and does not give preference to insiders. In addition, loans to an executive officer, other than loans for the education of the officer's children, certain loans secured by the officer's residence, and other loans secured by certain types of collateral, may not exceed the lesser of (a) $100,000 or (b) the greater of $25,000 or 2.5% of a bank's unimpaired capital and surplus.

     Community Reinvestment Act. Under the Community Reinvestment Act of 1997, as implemented by Federal Deposit Insurance Corporation regulations, a bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low-and moderate-income neighborhoods. The Community Reinvestment Act requires the FDIC, in connection with its examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution.

     The FDIC rates an institution based on its actual performance in meeting community needs. The evaluation system focuses on a lending test, an investment test, and a service test. In its most recent examination for Community Reinvestment Act performance, Westernbank received a satisfactory rating from the Federal Deposit Insurance Corporation.

     Safety and Soundness Standards. Westernbank is subject to certain FDIC standards designed to maintain the safety and soundness of individual banks and the banking system. The FDIC has prescribed safety and soundness guidelines relating to:

     - internal controls, information systems and internal audit systems;

     - loan documentation;

     - credit underwriting;

     - interest rate exposure;

     - asset growth and quality;

     - earnings; and

     - compensation and benefit standards for officers, directors, employees and principal stockholders.

     The guidelines are intended to set out standards that the FDIC will use to identify and address problems at institutions before capital becomes impaired. Institutions are required to, among other things, establish and maintain a system to identify problem assets and prevent deterioration of those assets in a manner commensurate with their size and the nature and scope of their operations. Furthermore, institutions must establish and maintain a system to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves in a manner commensurate with their size and the nature and scope of their operation.

     A bank not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the FDIC. In the event that an institution were to fail to submit an acceptable compliance plan or fail in any material respect to implement an accepted compliance plan within the time allowed by the FDIC, the institution would be required to correct the deficiency and the FDIC would also be authorized to:

     - restrict asset growth;

     - require the institution to increase its ratio of tangible equity to assets;

     - restrict the rates of interest that the institution may pay; or

     - take any other action that would better carry out the purpose of the corrective action.

Westernbank believes it was in compliance with all such safety and soundness guidelines as of the date of this proxy statement/prospectus.

     The FDIC periodically conducts examinations of insured institutions and, based upon evaluations, may require a revaluation of assets of an insured institution and may require the establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets.

     Prompt Corrective Action. Under the FDIC's prompt corrective action regulations, insured institutions will be considered

     - "well capitalized" if the institution has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater (provided that the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specified capital level for any capital measure);

     - "adequately capitalized" if the institution has a total risk-based capital ratio of 8% or greater, a Tier 1 risk based capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% or greater if the institution has the highest supervisory rating in its most recent report of examination and is not experiencing or anticipating significant growth);

     - "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8%, or a Tier 1 risk-based ratio of less than 4% and a leverage ratio that is less than 4% (3% if the institution has the highest supervisory rating in its most recent report of examination and is not experiencing or anticipating significant growth);

     - "significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6%, Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3%; and

     - "critically undercapitalized" if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

Under certain circumstances, the Federal Deposit Insurance Corporation can reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized). At March 31, 1999, Westernbank was classified as a "well capitalized" institution.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to the Federal Deposit Insurance Corporation. An undercapitalized institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation. In addition, the Federal Deposit Insurance Corporation may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives.

     Dividend Restrictions. Westernbank is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, as defined in the prompt corrective action regulations of the Federal Deposit Insurance Corporation. In addition, if Westernbank becomes "undercapitalized" under "prompt corrective action" initiatives, payment of dividends would be prohibited without the prior approval of the Federal Deposit Insurance Corporation. Westernbank also could be subject to these dividend restrictions if the Federal Deposit Insurance Corporation determines that Westernbank is in an unsafe or unsound condition or engaging in an unsafe or unsound practice.

ACQUISITION OF THE HOLDING COMPANY

     Puerto Rico Change in Bank Control Restrictions. No person or company may acquire direct or indirect control of the holding company without first obtaining the prior approval of the Office of the Commissioner. Control is defined to mean the power to, directly or indirectly, direct or decisively influence the management or the operations of the holding company, and control is presumed to exist if a person or entity, or group acting in concert, would become the owner, directly or indirectly, of more than 5% of the voting stock of the holding company as a result of the transfer of voting stock, and such person, entity or group did not own more than 5% of the voting stock prior to the transfer. In reviewing an application for a change in control, the Office of the Commissioner will consider, among other things, the experience, integrity and financial resources of the party seeking control, the effect of the transfer of control on depositors, creditors and stockholders of the holding company, and the public interest.

     Federal Restrictions. Under the federal Change in Bank Control Act, a notice must be submitted to the Board of Governors of the Federal Reserve System if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the holding company's shares of common stock. Under the Change in Bank Control Act, the Board of Governors of the Federal Reserve System takes into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the communities served by the holding company and Westernbank, and the competitive effects of the acquisition.

     Under the Bank Holding Company Act, any company would be required to obtain prior approval from the Board of Governors of the Federal Reserve System before it could acquire "control" of the holding company within the meaning of the Bank Holding Company Act. Control generally is defined for these purposes to mean the ownership, control or power to vote 25% or more of any class of voting securities of the holding company, the ability to control in any manner the election of a majority of the holding company's directors, or to otherwise have the power to exercise a controlling influence over the management or policies of the holding company.

FEDERAL HOME LOAN BANK SYSTEM

     Westernbank is a member of the Federal Home Loan Bank System. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Westernbank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to the greater of 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, 5% of its Federal Home Loan Bank advances outstanding, or one per cent of thirty per cent of total assets. At March 31, 1999, Westernbank owned $9.4 million of Federal Home Loan Bank common stock.

     Advances from and securities sold under agreements to repurchase (advances) with the Federal Home Loan Bank of New York are secured by a member's shares of stock in the Federal Home Loan Bank of New York, certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the Federal Home Loan Bank of New York. As of March 31, 1999, Westernbank had $116.0 million of outstanding advances from the Federal Home Loan Bank of New York.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth information known to Westernbank as to any persons or entities which as of March 1, 1999, by themselves or as a group, as the term is defined by section 13(d)(3) of the Securities Exchange Act of 1934, are the beneficial owners of 5% or more of the issued and outstanding common stock of Westernbank.

                                                                       COMMON STOCK BENEFICIALLY
                                                                       OWNED AS OF MARCH 1, 1999
                                                                      ---------------------------
              NAME                              ADDRESS               AMOUNT(1)        PERCENTAGE
              ----                              -------               ----------       ----------
Frank C. Stipes, Esq               Westernbank                         2,292,686(2)       5.44%
  Chairman of the Board,           19 West McKinley Street
  Chief Executive Officer and      Mayaguez, Puerto Rico 00680
  President
Ileana G. Carr, Honorary           Westernbank                         5,696,180         13.56%
  Directress                       19 West McKinley Street
                                   Mayaguez, Puerto Rico 00680
Fredeswinda G. Frontera            Westernbank                         4,885,836         11.61%
  Directress                       19 West McKinley Street
                                   Mayaguez, Puerto Rico 00680
Directors and executive officers   Westernbank                        15,222,896         36.08%
                                   19 West McKinley Street
                                   Mayaguez, Puerto Rico 00680

Notes:

(1) Based upon information provided by the respective beneficial owners and filings with the Federal Deposit Insurance Corporation made pursuant to the Securities Exchange Act of 1934, as amended. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated, all persons have sole voting and investment powers as to all shares reported.

(2) Includes 119,400 shares of common stock receivable upon conversion of 120,000 shares of Westernbank's series A preferred stock owned by Mr. Stipes. Also includes 3,100 shares of common stock owned by Mr. Stipes' daughter.

(3) Includes 83,200 shares owned by Mrs. Carr's husband.

(4) Includes 156,952 shares owned by Mrs. Frontera's spouse and children and 55,720 shares receivable upon conversion of 56,000 shares of series A preferred stock owned by Mrs. Frontera.

             INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS AND
                         DIRECTORS WHOSE TERMS CONTINUE

ELECTION OF DIRECTORS

     Westernbank's by-laws presently provide for seven directors, with the board of directors divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class is elected each year on a rotating basis.

THE NOMINEES

     UNLESS OTHERWISE DIRECTED, EACH PROXY EXECUTED AND RETURNED BY A STOCKHOLDER WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW. If any nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for the replacement nominee or nominees recommended by the board of directors. At this time, the board of directors knows of no reason why any of the persons listed below may not be able to serve as a director if elected.

                      NOMINEES FOR TERMS EXPIRING IN 2002

                                  (PROPOSAL 2)

                                                                            COMMON STOCK
                                                                            BENEFICIALLY
                                        PRINCIPAL                            OWNED AS OF
                                       OCCUPATION                         MARCH 1, 1999(1)
                                       DURING THE           DIRECTOR   -----------------------
         NAME            AGE         PAST FIVE YEARS         SINCE       AMOUNT     PERCENTAGE
         ----            ---   ---------------------------  --------   ----------   ----------
Cesar A. Ruiz            64    Retired Banker                 1972         17,300      *
Fredeswinda G. Frontera  66    Retired Psychologist           1981      4,885,836(2)   11.61%
Cornelius Tamboer        55    Industrial Contractor/Prota    1989      1,626,030(3)    3.87%
                               Construction, S.E.

---------------
* Represents less than 1% of the outstanding common stock.
Notes:
(1) The number of shares beneficially owned by each director and nominee is based upon information provided by such persons. All directors and nominees have sole voting and investment powers as to shares reported, unless otherwise indicated.

(2) Includes 156,952 shares owned by Mrs. Frontera's spouse and children and 55,720 shares receivable upon conversion of 56,000 shares of series A preferred stock owned by Mrs. Frontera.

(3) This amount includes 707,480 shares of common stock of Westernbank owned by Prota Construction, S. E., of which Mr. Tamboer is the holder of 100% interest and has full voting power, and 10,000 shares of common stock of Westernbank owned by Tamrio, Inc., of which Mr. Tamboer is the holder of 50% interest and has shared voting power.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                           WHOSE TERMS EXPIRE IN 2001

                                                                 COMMON STOCK
                                                                 BENEFICIALLY
                                PRINCIPAL                         OWNED AS OF
                                OCCUPATION                     MARCH 1, 1999(1)
                                DURING THE        DIRECTOR   ---------------------
       NAME         AGE      PAST FIVE YEARS       SINCE      AMOUNT    PERCENTAGE
       ----         ---   ----------------------  --------   --------   ----------
Pedro R. Dominguez  54    First Vice President--    1992      125,000       *
                          Southern Region
                          of Westernbank
Fidel Pino Cros     66    Civil Engineer and        1984       28,012       *
                          Developer

---------------
* Represents less than 1% of the outstanding common stock.

Notes:
(1) The number of shares beneficially owned by each director and nominee is based upon information provided by such persons. All directors and nominees have sole voting and investment powers as to shares reported, unless otherwise indicated.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                           WHOSE TERMS EXPIRE IN 2000

                                                                       COMMON STOCK
                                                                       BENEFICIALLY
                                    PRINCIPAL                           OWNED AS OF
                                    OCCUPATION                       MARCH 1, 1999(1)
                                    DURING THE         DIRECTOR   -----------------------
        NAME           AGE       PAST FIVE YEARS        SINCE       AMOUNT     PERCENTAGE
        ----           ---   ------------------------  --------   ----------   ----------
Frank C. Stipes, Esq   43    Chairman of the Board,      1990      2,292,686(2)    5.17%
                             Chief Executive Officer
                             and President of
                             Westernbank
Angel Luis Rosas, CPA  64    Certified Public            1990         36,580(3)    *
                             Accountant, Private
                             Investor, Former
                             President of Puerto Rico
                             Housing Bank and
                             Finance Authority,
                             Developer, Former
                             Commissioner of
                             Financial Institutions;
                             Professor and Former
                             Dean of Business
                             Administration at the
                             University of Puerto
                             Rico

---------------
* Represents less than 1% of the outstanding common stock.

Notes:
(1) The number of shares beneficially owned by each director and nominee is based upon information provided by such persons. All directors and nominees have sole voting and investment powers as to shares reported, unless otherwise indicated.

(2) Includes 119,400 shares of common stock receivable upon conversion of 120,000 shares of Westernbank's series A preferred stock owned by Mr. Stipes. Also includes 3,100 shares of common stock owned by Mr. Stipes' daughter.

(3) Includes 3,980 shares receivable upon conversion of 4,000 shares of series A preferred stock owned by Mr. Rosas.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Westernbank's executive compensation program is administered by the board of directors composed of the non-employee directors, along with Mr. Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President, who recused himself from participating in the decision process relative to his own compensation. None of these non-employee directors nor Mr. Stipes have any interlocking or other relationship that would call into question their independence. The executive compensation is aligned and administered to support the Westernbank's position in the community.

REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Federal Deposit Insurance Corporation, banks are required to provide certain data and information in regard to the compensation and benefits provided to the bank's Chairman and Chief Executive Officer and the four other most highly compensated executive officers (compensation of $100,000 and over). The disclosure requirements for these five individuals include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals.

     At present, Westernbank's executive compensation program is comprised of salary, one month of salary as Christmas bonus and other employee benefits typically offered to executives. Westernbank also grants a special performance bonus to certain executive officers, including Mr. Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President. This bonus is granted after an assessment of Westernbank's performance is made for the year, both individually and compared to its peer group, which includes among other factors, return on average assets, return on average equity, stock price behavior and Westernbank's regulatory classification. With regard to compensation affecting Mr. Stipes the non-employee members of the board of directors act as the approving body, with Mr. Stipes not participating in the decision process. Mr. Stipes's salary is revisable periodically based on market average for such responsibilities and Westernbank's net income, delinquency ratio, stability and soundness of operations. For this purpose the Westernbank board reviews applicable information for comparable positions in financial institutions of similar size and operating conditions in Puerto Rico. Presently, salary revisions for all executive officers and employees, including Mr. Stipes, are made every eighteen months.

     FRANK C. STIPES, ESQ.       FREDESWINDA G. FRONTERA   CESAR A. RUIZ
 Chairman of the Board, Chief          Directress             Director
Executive Officer and President

        FIDEL PINO CROS             CORNELIUS TAMBOER     ANGEL LUIS ROSAS
           Director                     Director              Director

                           SUMMARY COMPENSATION TABLE

             NAME AND                                                      OTHER
             PRINCIPAL                                                     ANNUAL         ALL OTHER
             POSITION                YEAR    SALARY          BONUS(2)   COMPENSATION   COMPENSATION(5)
             ---------               ----   --------         --------   ------------   ---------------
Frank C. Stipes, Esq.,.............  1998   $178,500(1)      $516,667     $     --         $23,275
  Chairman of the Board,             1997    180,000(1)       366,667           --           8,243
  Chief Executive Officer            1996    189,167(1)       174,500           --          11,681
  and President

             NAME AND                                                      OTHER
             PRINCIPAL                                                     ANNUAL         ALL OTHER
             POSITION                YEAR    SALARY          BONUS(2)   COMPENSATION   COMPENSATION(5)
             ---------               ----   --------         --------   ------------   ---------------
Freddy Maldonado,..................  1998   $135,000(1)      $252,500     $     --         $22,107
  Chief Financial Officer,           1997    135,000(1)       212,500           --           8,498
  Vice President of Finance          1996    122,939(1)       162,500           --          10,820
  and Investment
Pedro R. Dominguez,................  1998     89,000(1)       220,417       42,494(3)       18,381
  First Vice President --            1997     89,000(1)       185,417       42,494(3)        5,760
  Southern Region                    1996     87,234(1)       135,417       36,142(3)        9,628
Alfredo Padilla,...................  1998    114,000(1)        29,500       23,752(4)
  Vice President of                  1997    114,000(1)        24,500       23,693(4)       18,401
  Administration                     1996     92,077           15,000       18,209(4)        1,110
Miguel E. Romeu,...................  1998    116,769           31,000           --
  Vice President
  Chief Retail Banking
  Officer

Notes:
(1) Includes amounts deferred by the individual pursuant to Westernbank's 1165(e) plan, described below.

(2) Includes a special performance bonus granted at year end and the Christmas Bonus that is granted under Puerto Rico legislation. Westernbank has normally granted one month of salary as Christmas Bonus.

(3) Includes $12,000, $12,000 and $9,692 allowance attributable to business relationships and representation expenses, and $24,000, $24,000 and $19,000 living allowance in 1998, 1997 and 1996, respectively.

(4) Includes $18,000, $18,000 and $13,500 allowance attributable to business relationships and representation expenses in 1998, 1997 and 1996, respectively. Also includes for 1996 $4,709 attributable to use of automobile owned by Westernbank.

(5) Represents employer contribution corresponding to the named person for Westernbank's profit sharing/1165(e) plan. The referred plan covers substantially all employees and provides for retirement and disability benefits.

WESTERNBANK STOCK OPTION GRANTS

     Westernbank had no outstanding stock options as of December 31, 1998. No stock options were granted during 1998. All of Westernbank's previously outstanding stock option grants were exercised during the year ended December 31, 1996 or before.

     At the annual meeting, the common stockholders of Westernbank will be asked to approve Westernbank's 1999 Stock Option Plans. For more information about the 1999 Stock Option Plans, please see the section of this proxy statement/prospectus captioned "Approval of the 1999 Stock Option Plans" below.

WESTERNBANK BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The board of directors of Westernbank meets once each month. In addition, the board has several committees, including those described below. No director of Westernbank attended less than 75% of the aggregate of the total number of board meetings held during calendar year 1998 and the total number of meetings held by committees on which he or she served during this year. The board of directors fees, except for directors who are also officers of Westernbank or who are receiving benefits from any retirement plan, amounted to $15,000.00 per year payable in monthly installments of $1,250.00.

     Mr. Cesar Ruiz, a director of Westernbank, only receives a $350.00 fee per board of directors meeting attended. During 1998 he received board of directors fees amounting to $4,200.00, corresponding to 12 board of directors meetings attended.

     Mr. Angel Luis Rosas, a director of Westernbank, in addition to the director fee, receives $1,000 per month as consultant and advisor and $500 per month for car allowance. During 1998 Mr. Rosas received $18,000.00 corresponding to those services.

     In addition to fees for attendance at board and committee meetings, directors who are not employees of Westernbank are eligible for health and insurance benefits.

     The board of directors of Westernbank has no formal nominating or compensating committees. The full board of directors performs the functions normally corresponding to those committees.

     Westernbank's executive committee is authorized to exercise all the authority of the board of directors in the management of Westernbank between board meetings. The members of the executive committee are Messrs. Frank C. Stipes, Cesar A. Ruiz, Cornelius Tamboer and Angel Luis Rosas. The executive committee holds periodical meetings as required.

     Westernbank's audit committee consist solely of outside directors. The audit committee reviews independent auditors reports, regulatory examination reports and internal audit reports. The members of the audit committee are Mrs. Fredeswinda G. Frontera, Messrs. Angel Luis Rosas, Cornelius Tamboer and Fidel Pino Cros. The audit committee meets once each month.

     The mortgage credit committee approves all residential and commercial mortgage loans originated by Westernbank up to $1,000,000. All of such loans in excess of $1,000,000 are reviewed by the full board of directors. The members of the mortgage credit committee are Mrs. Mayra Neris Vega and Messrs. Frank C. Stipes and Fidel Pino Cros. The committee holds weekly meetings or as frequent as necessary.

     Westernbank's investment committee is responsible for Westernbank's asset/liability oversight. Through policies designed to manage the flow of funds and the use and pricing of such funds, the investment committee supervises the Department's responsibility of maintaining an acceptable interest rate spread, while assuring that Westernbank complies with all applicable investment and liquidity requirements. The investment committee is composed of the entire board of directors and the Chief Financial Officer, Mr. Freddy Maldonado. The investment committee meets once each month.

     Westernbank's commercial credit committee is responsible for Westernbank's commercial lending policies and procedures. It also approves loans from $250,000 to $1,000,000. Loans in excess of $1,000,000 are reviewed by the full board of directors. The members of the commercial credit committee are Messrs. Frank C. Stipes, Fidel Pino Cros, Angel Luis Rosas, Cornelius Tamboer, Pedro R. Dominguez, Miguel Aran, Jose E. Rivera, Alfredo Pagan, Christian Jetter and Ricardo Cortina. The commercial credit committee meets every week or as frequent as necessary.

     The community reinvestment act committee oversees the planning of products and services offered to the community, specially those aimed to serve low and moderate income families. The community reinvestment act committee members are Messrs. Frank C. Stipes, Fidel Pino Cros, Angel Luis Rosas, Edwin Torres, Jose
E. Rivera, Roberto Caro and Mrs. Mayra Neris Vega.

WESTERNBANK SEVERANCE PAYMENT AGREEMENTS

     On June 28, 1996, Westernbank entered into two-year severance payment agreements with Messrs. Alfredo Padilla, Alfredo Pagan, Freddy Maldonado and Pedro R. Dominguez. On each anniversary of the date of commencement of the agreements, the term of employment is automatically extended for an additional one-year period unless written notice from Westernbank is received not less than 60 days prior to an anniversary date advising the other party that the agreement shall not be further extended.

     The severance payment agreements provide for severance payments in connection with an involuntary termination after a change in control or a voluntary termination of employment where for good reason, subsequent to a change in control of Westernbank, any of the recipients is assigned duties inconsistent with his position, duties, responsibilities and status.

     For purposes of the severance payment agreements, "good reason" includes a material reduction in the position, status, authority, duties, responsibilities, compensation, perquisites, conditions of employment, or location of employment of the employee from those that existed before the change in control. Unless Westernbank within ten working days of the date of such notice of resignation, rejects the employee statement that the "good reason" exists, the employee is conclusively deemed to have voluntarily resigned with "good reason". If Westernbank rejects the employee's statement that "good reason" exists, the dispute is required to be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association, and Westernbank will have the burden of proving that the rejection of the employee's statement was proper.

     For the purposes of the severance payment agreements, a change in control is deemed to occur if:

     - 33% or more of ownership control, power to vote or beneficial ownership of any class of voting securities of Westernbank is acquired by any person, either directly or indirectly or acting through one or more other persons;

     - any person (other than any person named as a proxy in connection with any solicitation on behalf of the board of directors of Westernbank) holds revocable or irrevocable proxies as to election or removal to three or more directors of Westernbank, for 33% or more of the total voting shares of Westernbank;

     - any person has received all applicable regulatory approvals to acquire control of Westernbank;

     - any person has commenced a cash tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of 33% or more of the total number of voting shares of Westernbank, whether or not any requisite regulatory for such acquisition has been received, provided that a change in control will not be deemed to have occurred under this clause unless the board of directors of Westernbank has made a determination that such action constitutes or will constitute a change in control; or

     - as a result of or in connection with, any cash tender or exchange offer, merger or any other business combination, sale of assets or contested election or any combination of the foregoing transactions, (a) the persons who were directors of Westernbank before such transaction shall cease to constitute at least a majority of the board of its successor or
       (b) the persons who were stockholders of Westernbank immediately before such transaction do not own more than 50% of the outstanding voting stock of Westernbank or its successor immediately after such transaction.

     If employment were terminated under such circumstances following a change in control, or for "good reason" (as defined above), the following amounts would be payable to Messrs. Maldonado, Padilla, Dominguez and Pagan, respectively:
$448,500, $394,680; $373,750; and $225,924. The special compensation to be received for termination of employment in connection with a change in control pursuant to these severance payment agreements may not exceed in any event $500,000 for each recipient.

WESTERNBANK HEALTH AND INSURANCE BENEFITS

     Westernbank's full-time officers and employees are provided hospitalization, major medical, and long-term disability insurance. Westernbank's directors are provided hospitalization and major medical coverage. Westernbank pays a substantial part of the premiums for these coverages. Because of the increased costs of health insurance, plan participants are required to make a contribution to share the insurance premium cost. All insurance coverage under these plans is provided under group plans on generally the same basis to all full-time employees. In addition, Westernbank maintains term life insurance, which provides benefits to all employees who have completed three or more months full-time employment with Westernbank. The terms of Westernbank's policy provide benefits for Westernbank's president and vice presidents equal to four times the employee's annual base earnings (exclusive of overtime pay or bonuses). The benefit for other exempt employees is 3.5 times the employee's annual base earnings and three times employees' annual base earnings for all other employees. Westernbank also maintains a policy of hazard travel insurance for each employee who is vice president or higher.

PENSION AND RETIREMENT PLAN FOR EMPLOYEES OF WESTERNBANK

     Westernbank maintained a qualified, non-contributory, defined benefit retirement plan until June 30, 1993, which covered substantially all employees, including officers. The pension plan was self-administered with the retention of professional services. The trustees of the pension plan were Messrs. Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President, and Freddy Maldonado, Chief Financial Officer and Vice President of Finance and Investment.

     Effective June 30, 1993, the accrual of benefits for participants of the pension plan was frozen. The June 30, 1993 accrued benefit will be guaranteed and payable with at least 120 monthly payments guaranteed, as of the normal retirement date of each participant as a minimum pension. At the time the pension plan was frozen, Messrs. Frank C. Stipes and Pedro R. Dominguez had 4 years 9 months and 3 years 9 months of service, respectively.

     Westernbank terminated the pension plan during 1998, following the standard form of termination. Annuities were purchased for retired employees that were receiving their monthly pension benefit and for those active and inactive employees that selected this option. Remaining assets were distributed in lump sum payments, rollovers to Individual Retirement Accounts and transfers to Westernbank's 1165(e) Plan, described below.

AMENDED RETIREMENT PLAN FOR DIRECTORS OF WESTERNBANK

     In January 1988, Westernbank established a retirement plan for directors of Westernbank who were not executive officers of Westernbank. This plan was substantially amended in February 24, 1989, to limit the pension benefits to directors who were founders of Westernbank who at that time had attained the age of 50 years and had served for twenty five consecutive years on the board of directors. As of the date of the amendment only the following three founder directors (since 1958) qualified for retirement benefits under the amended retirement plan: Mr. Luis A. Rechani Agrait, 86, Mr. Juan E. Vilella, 88, and Mr. Jesus M. Guzman, 71. By approving the amendment the other directors that were not executive officers waived and renounced their pension benefits under the retirement plan.

     Pursuant to the amended retirement plan, 30 days after his or her resignation or termination as a director, a participating director was entitled to a monthly pension benefit for the remainder of his or her life, and if he or she shall die prior to the end of his or her tenth year of retirement, his or her heirs shall continue to receive fifty percent of the pension benefit which otherwise would have been payable until the end of the tenth year following the director's retirement. In July 1989, Messrs. Jesus Guzman and Luis A. Rechani Agrait retired from the Westernbank board of directors and commenced receiving retirement benefits under the retirement plan. In June 1992, Mr. Juan E. Vilella retired from the board of directors and commenced receiving retirement benefits under the retirement plan. Messrs. Luis A. Rechani Agrait and Juan E. Vilella died during 1994. Their heirs continue to receive fifty percent of their pension benefit until the end of the tenth year following the director's retirement. The retirement plan was unfunded as of December 31, 1998.

PROFIT SHARING/1165(e) PLAN FOR EMPLOYEES OF WESTERNBANK

     Westernbank maintains a non-contributory profit sharing plan which covers substantially all employees and which provides for retirement and disability benefits. The profit sharing plan is self-administered with the retention of professional administrative services. All the contributions to the profit sharing plan, which are held in trust, are commingled and invested on a pooled basis. The trustees of the profit sharing plan are Messrs. Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President, Freddy Maldonado, Chief Financial Officer and Vice President of Finance and Investment and Pedro
R. Dominguez, First Vice President -- Southern Region. The shares of common of Westernbank held by Mr. Frank C. Stipes are set forth above under the caption "Members of the Board of Directors Continuing in Office Whose Terms Expire in 2000." Mr. Freddy Maldonado owns 470,672 shares of Westernbank common stock in his personal capacity and Mr. Pedro R. Dominguez owns 125,000 shares of Westernbank common stock in his personal capacity.

     Participants in the profit sharing plan will be vested upon completing five years of service with Westernbank, with no vesting prior to such time. The profit sharing plan complies with amendments to the Age Discrimination in Employment Act of 1987 that mandate the elimination of provisions that require the retirement of employees at any age. Provisions in the profit sharing plan allow withdrawals after five years, provided certain substantial conditions or restrictions are met.

     Westernbank contributes each fiscal year to the profit sharing plan out of its current or accumulated after-tax net profit such amount as determined by the board of directors of Westernbank. Notwithstanding the foregoing, however, Westernbank's contribution for any fiscal year may not exceed the maximum amount allowable as a deduction to Westernbank under the provisions of section 23(p)-2 of the Puerto Rico Income Tax Act of 1954, as amended, or as replaced from time to time. All contributions by Westernbank are required to be made in cash or in such property as is acceptable to the trustees.

     As of each anniversary date, the profit sharing contribution and any previously unallocated forfeitures of employer profit sharing contributions is allocated to the account of each participant who is eligible to share in the same ratio that such participant's credited points for the calendar year bear to the total credited points of all such participants for such year. On each anniversary date, the credited points for each participant is determined on the basis of the following schedule:

                                                     FOR EACH FULL AND
                                                  FRACTIONAL $100 OF TOTAL
                  FOR EACH COMPLETE YEAR OF       COMPENSATION PAID TO THE
YEARS OF SERVICE           SERVICE            PARTICIPANT IN THE CALENDAR YEAR
----------------  -------------------------   --------------------------------
      0-5                     2                              1
   6 or more                  3                              1

     For purposes of eligibility, a year of service means a 12-month period, beginning on the date of hire, during which employees are paid, or entitled to payment, for 1,000 or more hours of employment. If they do not meet the 1,000 hours requirement in the first 12 months after their date of hire, they will be credited with a year of service for any plan year which begins after their date of hire during which they are credited with 1,000 or more hours.

     A year of service, for purposes of vesting, means a plan year during which employees were credited for 1,000 or more hours.

     A total of $608,485 was distributed to certain participants in the profit sharing plan in 1998. Westernbank contributed $570,004 to the profit sharing plan in 1998.

     Effective January 1, 1995, Westernbank added to its profit sharing plan a defined contribution plan under Section 1165(e) of the Puerto Rico Treasury Department Internal Revenue Code, covering all full-time employees of Westernbank who have one year of service and are twenty-one or older. Westernbank is required to give each prospective eligible employee written notice of his or her eligibility to participate in the defined contribution plan in sufficient time to enable the prospective eligible employee to submit an application for participation in the defined contribution plan prior to the quarter in which he or she first become an eligible employee. Under the provisions of the defined contribution plan, participants may contribute each year from 2% to 10% of their compensation after deducting social security, up to a specific maximum established by law. Westernbank contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the defined contribution plan. Participants are immediately vested in their contributions plus actual earnings thereon. Westernbank's contributions plus actual earnings thereon are 100 percent vested after five years of credited service. In case of death and disability, a participant will be 100 percent vested regardless of the number of years of credited service. Westernbank's contribution for the year ended December 31, 1998 was $133,147.

INDEBTEDNESS OF MANAGEMENT OF WESTERNBANK

     The Federal Deposit Insurance Corporation requires that any credit extended by Westernbank to its executive officers, directors and to the extent otherwise permitted, principal stockholders, or any related interest of the foregoing, must be (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Westernbank with non-affiliated parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features.

     Westernbank's conflict of interest policy is consistent with this legislation, and states that only a first mortgage is permitted to be executed by Westernbank members over their primary residence. Home equity second mortgages will not be permitted. No officer, director or employee may have with Westernbank any other type of loan or indebtedness, except for a credit card, unless these are fully cash collateralized.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that Westernbank's directors and executive officers, and persons who own more than ten-percent of a registered class of Westernbank's equity securities, file with the Federal Deposit Insurance Corporation, initial reports of ownership and reports of changes in ownership of Westernbank common stock and other equity securities of Westernbank. Officers, directors and greater than ten-percent stockholders are required by the Federal Deposit Insurance Corporation regulation to furnish Westernbank with copies of all Section 16(a) forms they file.

     The table below shows the officers and directors of Westernbank who during 1998 inadvertently filed the following number of overdue Section 16(a) reports covering the following number of transactions in Westernbank securities:

      NAME         LATE REPORTS   TRANSACTIONS
      ----         ------------   ------------
Angel Luis Rosas        1              1
Cornelius Tamboer       1              2
  Cesar A. Ruiz         1              1

                    PERFORMANCE OF WESTERNBANK COMMON STOCK

     The following graph compares the total cumulative returns (including reinvestment of dividends) of $100 invested on December 31, 1993 in (a) Westernbank common stock (b) the Nasdaq Stock Market (US Companies) and (c) Nasdaq Bank Stocks.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                 PERFORMANCE GRAPH FOR WESTERNBANK PUERTO RICO
[PERFORMANCE GRAPH]

                                                          NASDAQ STOCK
                                       WESTERNBANK         MARKET (US          NASDAQ BANK
                                       PUERTO RICO         COMPANIES)            STOCKS
 12/31/93                                 100.0              100.0               100.0
 12/30/94                                 138.5               97.8                99.6
 12/29/95                                 278.8              138.3               148.4
 12/31/96                                 613.4              170.0               195.9
 12/31/97                               1,344.7              208.6               328.0
 12/31/98                               1,804.5              293.2               324.9

                                                                  PERIOD ENDED
                                         ---------------------------------------------------------------
                 INDEX                   12/31/93   12/30/94   12/29/95   12/31/96   12/31/97   12/31/98
                 -----                   --------   --------   --------   --------   --------   --------
Westernbank Puerto Rico................   100.0      138.5      278.8      613.4     1,344.7    1,804.5
Nasdaq Stock Market (US Companies).....   100.0       97.8      138.3      170.0       208.6      293.2
Nasdaq Bank Stocks.....................   100.0       99.6      148.4      195.9       328.0      324.9
SIC 6020-6029, 6710-6719 US &
  Foreign..............................

Notes:

(a) The lines represent monthly index levels derived from compounded daily returns that include all dividends.
(b) The indexes are reweighted daily, using the market capitalization on the previous trading day.
(c) If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
(d)  The index level for all series was set to $100.00 on 12/31/93.

                APPROVAL OF WESTERNBANK 1999 STOCK OPTION PLANS

                                (PROPOSAL THREE)

     In           1999, the Westernbank board of directors adopted 1999
Qualified Stock Option Plan (the "1999 Qualified Option Plan") and the 1999 Nonqualified Stock Option Plan (the "1999 Nonqualified Plan") (collectively, the "1999 Plans") for the benefit of employees of Westernbank and its subsidiaries. The 1999 Plans are subject to shareholder approval at the Annual Meeting.

     The board of directors of Westernbank believes that stock options and other forms of equity-based incentive compensation are important to attract and to encourage the continued service of key officers by facilitating their acquisition of a stock interest in Westernbank.

     The 1999 Plans are subject to approval by the holders of at least a majority of the voting shares. By submitting the 1999 Qualified Option Plan for shareholder approval at the Annual Meeting, Westernbank intends to comply with the plan requirements pertaining to options meeting the standards as "qualifying stock options" for Puerto Rico income tax purposes. See "Puerto Rico Income Tax Consequences" below.

     Presently, the board intends to grant options only to key officers of Westernbank.

PURPOSES OF THE 1999 PLANS

     The board of directors endorses the position that stock ownership by management and stock-based plans are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. The purposes of the 1999 Plans are to enhance performance and to encourage the ownership of Westernbank's common stock.

DESCRIPTION OF THE 1999 PLANS

     The 1999 Qualified Option Plan provides for the grant of qualifying options (as defined below) to employees of Westernbank and its subsidiaries. The 1999 Nonqualified Plan provides for the grant of non-qualified options (as defined below) to such individuals. In other respects, the 1999 Plans are substantially identical, except as discussed below.

     The 1999 Plans can be administered by the board, or a committee appointed by the board (the "Plan Administrators"), who are given absolute discretion to select the persons to whom rights will be granted and determine the number of rights to be granted to each.

     Under the 1999 Qualified Option Plan, options for up to           shares of
common stock can be granted. Options for up to           shares of common stock
can be granted under the 1999 Nonqualified Plan. Westernbank will adjust the number and kinds of shares subject to the 1999 Plans, and the number, kinds, and per share exercise price of shares subject to the unexercised portion of options granted before any increase, decrease or other change in the outstanding shares of common stock, by reason of any of the following:

     - merger

     - consolidation

     - reorganization

     - recapitalization

     - reclassification

     - stock split-up

     - combination of shares

     - exchange of shares

     - stock dividend

     - other distribution payable in capital stock

     - other increase or decrease in such shares without receipt of consideration by Westernbank

     Any such adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the per share option price.

     The 1999 Plans will remain in effect for a term of 10 years from
          1999, unless sooner terminated in accordance with their terms. The Board may amend or terminate the 1999 Plans except that without approval of shareholders no amendment may change the maximum number of shares that may be issued under the 1999 Plans or change the class of eligible employees.

     The 1999 Plans must be approved by shareholders within one year of the date of adoption. No grants will be made pursuant to the 1999 Plans unless and until such approval is obtained.

OPTIONS UNDER THE 1999 PLANS

     One or more options may be granted under the 1999 Plans to any eligible person, provided that under the 1999 Qualifying Plan, in any calendar year, the aggregate fair market value (determined at the time the options are granted) of the stock for which qualifying options first become exercisable in a year by each eligible individual may not exceed $100,000. As described below, the tax treatment differs substantially with respect to qualified and non-qualified options.

     A qualifying option is defined as an option granted to an employee in connection with his or her employment to purchase stock that satisfies certain conditions. A qualifying option must be granted pursuant to a plan specifying the aggregate number of shares to be issued and the employees or class of employees eligible to receive such options. A non-qualifying option is an option that does not meet the conditions specified in the Puerto Rico tax code for qualified options.

     The exercise price of options granted under the 1999 Plans may not be less than the greater of the book value or the fair market value of the stock at the date of the grant and no option may be granted more than 10 years from the date of adoption of the 1999 Plans. No option may be exercised after 10 years from the date it is granted (10 years and one day, in the case of a non-qualifying option). Qualifying options are not transferable, except at death by will or by the laws of [descent and distribution]. An optionee can transfer non-qualifying options at death by will or the laws of [descent and distribution] or during his or her lifetime by gift to certain family members.

     Options are exercisable during the period specified in each option agreement, although no expiration date will be later than the tenth anniversary of the date on which the option was granted (one day after such tenth anniversary in the case of a non-qualifying option). Except as otherwise provided in an option agreement, if an optionee's employment or service terminates because the optionee is disabled (as defined) or if he or she dies while employed by or in the service of Westernbank or a subsidiary, all options previously granted would become vested and immediately exercisable. In the case of death, the person or persons to whom the optionee's rights under the option pass by will or by the laws of descent and distribution will have one year to exercise the options, unless otherwise specified in the specific option agreement. If the employment or service of an optionee terminates for any other reason, his or her options will be exercisable for three months following termination of employment to the extent exercisable on the date of termination, unless otherwise provided in the option agreement. In no event, however, will the exercise period extend beyond the original expiration date of the option.

     Payment for shares purchased under the 1999 Plans may be made either in cash or by exchanging shares of common stock of Westernbank with a fair market value of up to not less than the total option price plus cash for any difference. The 1999 Plans also permit "cashless" exercises of options through a broker reasonably acceptable to Westernbank.

     Upon any dissolution or liquidation of Westernbank, or upon a reorganization, merger or consolidation in which Westernbank is not the surviving bank, or upon the sale of all or substantially all of the property of Westernbank to another bank, or upon any transaction (including, without limitation, a merger or reorganization in which Westernbank is the surviving bank) approved by the Board that results in any person or entity owning 50 percent or more of the total combined voting power of all classes of stock of Westernbank, the 1999 Plans and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the plans, the assumption of the options or both, or for the substitution for such options of new options covering the stock of a successor employer or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately before the occurrence of such termination as the board of directors in its discretion shall determine.

     The granting of an option does not confer upon the optionee any right to remain in the employ or service of Westernbank. The optionee will have no dividend or voting rights to the shares until the exercise price has been paid in full upon exercise.

PUERTO RICO INCOME TAX CONSEQUENCES

     The income tax treatment of qualifying options and non-qualifying options is substantially different. As regards qualifying options, an optionee will not recognize income at the time the option is granted or at the time the option is exercised. When an optionee sells or otherwise disposes, in a taxable transaction, of shares of stock received pursuant to the exercise of a qualifying option, he or she will recognize capital gain or loss, measured by the difference between the exercise price and the amount realized.

     In order for an optionee to receive this favorable tax treatment, he or she must, with the exceptions noted below with respect to death or disability, be an employee of the entity granting the option (or of a parent or subsidiary of such entity) at all times within the period beginning on the date of the grant and ending on a date within three months before the date of exercise. In the case of an optionee who is disabled, as defined by the Puerto Rico Internal Revenue Code of 1994, as amended (referred to in this Section as the "Puerto Rico Code"), the three-month period for exercise following termination of employment is extended to one year. If the estate of a deceased optionee exercises a qualifying option, the three-month period is waived altogether.

     If the optionee qualifies for the favorable tax treatment described above, Westernbank will not be entitled to any deduction with respect to the option for Puerto Rico income tax purposes.

     With respect to non-qualifying options, so long as the option is nontransferable and does not have an ascertainable fair market value, the optionee will not realize taxable income when the option is granted. Upon exercise, the difference between the fair market value on the date of exercise (or, if the optionee is subject to certain restrictions at the time of exercise, when such restrictions expire, unless the optionee makes a special tax election within 30 days following exercise) and the option exercise price will be treated as compensation income. If Westernbank satisfies applicable information reporting requirements, it will be entitled to a deduction for Puerto Rico income tax purposes in the same amount. On a subsequent sale or exchange of the shares acquired pursuant to the exercise of the non-qualifying option, the optionee may have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. Tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the optionee acquires the shares (or when applicable restrictions have lapsed).

     Generally, if an optionee tenders to Westernbank shares of stock in payment of the exercise price of an option, the transaction will be viewed as a tax-free exchange of such shares and the rules summarized above generally will apply with respect to the tax treatment of the exercise transaction (except that the basis of a number of shares equal to the number of shares exchanged will be determined by reference to the basis of such exchanged shares).

     The foregoing is a brief summary of the principal Puerto Rico income tax consequences of awards under the 1999 Plans. Recipients of options should consult with their own personal tax advisors with respect to such grants and transactions in stock acquired under the 1999 Plans.

REQUIRED VOTE

     The affirmative vote of the holders of at least a majority of the outstanding voting shares at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 1999 QUALIFIED
         STOCK OPTION PLAN AND THE 1999 NONQUALIFIED STOCK OPTION PLAN

          PROPOSED INCREASE IN AUTHORIZED CAPITAL STOCK OF WESTERNBANK
                                  (PROPOSAL 4)

     Under Westernbank's restated certificate of incorporation, Westernbank is authorized to issue 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. This proposal would increase the number of shares of common stock that Westernbank is authorized to issue from 75,000,000 to 300,000,000 shares and increase the number of shares of preferred stock that Westernbank is authorized to issue from 5,000,000 to 20,000,000 shares. The board of directors has determined that this proposal is advisable and in the best interests of Westernbank and its shareholders and recommends that the holders of Westernbank common stock vote to approve this proposal. If this proposal is approved, the holding company also will have authorized 300,000,000 shares of common stock and 20,000,000 shares of preferred stock. If this proposal is not approved, the holding company will amend its capitalization prior to becoming a holding company of Westernbank to provide for the authority to issue 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.

     On the April 15, 1999 record date, there were 42,000,000 shares of Westernbank common stock and 1,219,000 shares of Westernbank preferred stock outstanding. In addition, if the 1999 Plan is approved, an additional 4,200,000 shares of Westernbank common stock will be reserved for issuance upon the exercise of stock options.

     Approval of this proposal would result in Westernbank (and, if the holding company reorganization is completed, the holding company) having authorized but not outstanding shares of common stock and authorized but not outstanding shares of preferred stock available for issuance based on the number of shares of Westernbank common stock and preferred stock outstanding on April 15, 1999. Although Westernbank has no specific plans to issue shares of common stock or preferred stock except as otherwise disclosed herein, the board of directors believes that the increase in the authorized number of shares of capital stock is necessary to provide a sufficient number of shares available in the future for use in connection with raising additional capital through public offerings or private placements, possible future mergers or acquisitions, possible stock dividends or splits and employee option or stock ownership plans.

     The unissued and unreserved shares of common stock and preferred stock will be available for any proper corporate purpose, as authorized by the board of directors, without further approval by the shareholders, except as otherwise required by law or the rules of The Nasdaq Stock Market, Inc. Shareholders do not have any preemptive or other rights to purchase additional shares of capital stock. Further issuances of additional shares of common stock or securities convertible into common stock, therefore, may have a dilutive effect on holders of common stock.

     Westernbank's certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by its board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock could discourage, delay or prevent a change in control and also may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control even though such a transaction might be economically beneficial to the shareholders. The board of directors has concluded, however, that the potential benefits of this provision outweigh the possible disadvantages.

         THE BOARD OF DIRECTORS OF WESTERNBANK RECOMMENDS A VOTE "FOR"
APPROVAL OF THE INCREASE IN THE AUTHORIZED CAPITAL STOCK OF THE HOLDING COMPANY.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 5)

     The board of directors has appointed Deloitte & Touche LLP as independent auditors of Westernbank for the year ending December 31, 1999, subject to stockholder approval of the appointment at the annual meeting. Deloitte & Touche LLP has served as Westernbank's independent auditors for each of the fiscal years ended 1985 through 1998. Westernbank has been advised by Deloitte & Touche LLP that neither Deloitte & Touche LLP nor any of its associates has any relationship with Westernbank other than the usual relationship that exists between independent certified public accountants and clients. Deloitte & Touche LLP will have representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions. Assuming the presence of a quorum at the annual meeting, the affirmative vote of a majority of the total votes eligible to be cast by the holders of common stock at the annual meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP. Unless otherwise indicated, properly executed proxies will be voted FOR the proposed ratification. No determination has been made as to what action the board of directors would take if the stockholders do not ratify the appointment of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Westernbank is subject to the information reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that law, files reports, proxy statements and other information with the Federal Deposit Insurance Corporation. Reports, proxy statements and other information filed by Westernbank can be inspected and copied at the public reference facilities maintained by the Federal Deposit Insurance Corporation at 550 17th Street N. W., Washington, D.C. 20429. Also, copies of these documents may be obtained by writing to the Registration, Disclosure and Securities Operations Unit of the Federal Deposit Insurance Corporation at 550 17th Street, Rm. F-6043, Washington, D.C. 20429, by calling (202) 898-8913 or by fax at (202) 898-3909.
Westernbank's common stock is listed on the Nasdaq Stock Market's National Market Tier under the trading symbol WBPR.

     The holding company will not be subject to the information requirements of the Securities Exchange Act of 1934 until after the reorganization takes place. After the reorganization takes place, the holding company's common stock and series A preferred stock will be listed for trading on the Nasdaq Stock Market's National Market Tier, the holding company will be subject to the information requirements of the Securities Exchange Act of 1934 and the holding company will file reports, proxy statements and other information with the Securities and Exchange Commission. At the time of such listing, the common stock and series A preferred stock of Westernbank will be withdrawn from listing and registration under the Securities Exchange Act of 1934.

                     INFORMATION INCORPORATED BY REFERENCE

     Any statement contained in a document incorporated by reference into this proxy statement/prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed document which is also incorporated by reference modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     If you call or write to us, we will send to you without charge a copy of any or all of the documents described above, other than exhibits to those documents that are not incorporated by reference into such documents. To request documents, call or write to Mr. Angel Luis Rosas, Secretary, W Holding Company, Inc., 19 West McKinley Street, Mayaguez, Puerto Rico 00680, telephone (787) 834-8000.

                              FINANCIAL STATEMENTS

     A copy of Westernbank's Annual Report to Stockholders containing financial statements for the fiscal year ended [December 31, 1998] prepared in accordance with generally accepted accounting principles accompanies this proxy statement/prospectus.

                                 ANNUAL REPORT

     A copy of Westernbank's Annual Report to Stockholders for the year ended December 31, 1998 accompanies this proxy statement/prospectus. The Annual Report is not part of the proxy solicitation materials.

     IF WE RECEIVE A WRITTEN REQUEST, WE WILL FURNISH TO ANY STOCKHOLDER, WITHOUT CHARGE, A COPY OF WESTERNBANK'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE LIST OF EXHIBITS TO THAT REPORT THAT ARE REQUIRED TO BE FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE SECURITIES EXCHANGE ACT OF 1934. A written request should be sent to Mr. Angel Luis Rosas, Secretary, Westernbank, Box 1180, Mayaguez, Puerto Rico 00681. The Form 10-K is not part of the proxy solicitation materials.

     Our Annual Report on Form 10-K also constitutes the Annual Disclosure Statement required by Part 350.4 of the Federal Deposit Insurance Corporation rules.

                       ADJOURNMENT OF STOCKHOLDER MEETING

     The holders of Westernbank's common stock and series A preferred stock will be asked to approve, if necessary, the adjournment of the annual meeting to solicit further votes in favor of the reorganization and the other matters to be voted upon at the annual meeting. If you vote against the reorganization or the other matters to be voted upon at the annual meeting, your proxy may not be used by management to vote in favor of an adjournment pursuant to its discretionary authority.

                             STOCKHOLDER PROPOSALS

     If the reorganization is not completed, any proposal that a stockholder wishes to have presented at the next annual meeting of Westernbank, to be held on May 25, 2000, must be received at our main office, Box 1180, Mayaguez, Puerto Rico 00681, not later than [January 25, 2000], for proposals that a stockholder wishes to have included in next years proxy statement and set forth in the form of proxy, and not later than [December 20, 1999] for proposals that a stockholder wishes to have considered but that do not meet the requirements for inclusion in the proxy statement or form of proxy. If a proposal that a stockholder wishes to have included in next year's proxy statement and set forth in the form of proxy is received by [January 25, 2000] and is in compliance with all of the requirements of Section 335.211 of the Federal Deposit Insurance Corporation regulations, it will be included in the proxy statement and set forth in the form of proxy issued for the next annual meeting of stockholders. We urge you to send all proposals of this kind by certified mail, return receipt requested.

     If the reorganization is completed, you will no longer be a stockholder of Westernbank but you will be a stockholder of the holding company. If the reorganization is completed, Westernbank will request to be de-registered with the Federal Deposit Insurance Corporation as a reporting company under the Securities Exchange Act of 1934 and therefore will not be subject to Federal Deposit Insurance Corporation Regulation 335. However, the new holding company will become registered with the Securities and Exchange Commission as a reporting company under the Securities Exchange Act of 1934. Therefore, any proposal that a stockholder of the holding company wishes to have presented at the first annual meeting of the holding company, which will be held on May 25, 2000, must be received at the main office of the holding company not later than [January 25, 2000], for proposals that a stockholder wishes to have included in next years proxy statement and set forth in the form of proxy for the holding company, and not later than [December 20, 1999] for proposals that a stockholder wishes to have considered but that do not meet the requirements for inclusion in the proxy statement or form of proxy. If a proposal that a stockholder wishes to have included in next year's proxy statement and set forth in the form of proxy is received by [January 25, 2000] and is in compliance with all the requirements of Rule 14-a8 of the Securities and Exchange Commission it will be included in the proxy statement and set forth in the form of proxy issued for the first annual meeting of stockholders of the holding company. We urge you to send all proposals of this kind by certified mail, return receipt requested, to the attention of the Secretary, W Holding Company, Inc., Box 1180, Mayaguez, Puerto Rico 00681. For more information about the information that must be included in your proposal, please refer to the by-laws of the holding company which are attached to this proxy statement/prospectus at Appendix B.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, management is not aware of any business to come before the annual meeting other than the matters that are described in this proxy statement/prospectus. However, if any other matters properly come before the annual meeting, we intend that the proxies solicited by this proxy statement/prospectus will be voted on those other matters in accordance with the judgment of the persons voting the proxies.

     The annual meeting will be presided over by Mr. Frank C. Stipes, the Chairman of the Board, Chief Executive Officer and President of Westernbank. He will conduct the proceedings in accordance with Robert's Rules of Order as required by Westernbank's by-laws.

                                 LEGAL MATTERS

     The validity of the holding company stock to be issued in the reorganization will be passed upon by Hogan & Hartson L.L.P., Washington, D.C.
Certain federal and Puerto Rico tax matters will be passed upon by           ,
          .

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to the provisions of the Fifth and Eleventh Articles of W Holdings' Certificate of Incorporation.

     W Holding is a Puerto Rico corporation subject to the applicable indemnification provisions of the General Corporation Law of Puerto Rico.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of W Holding pursuant to the foregoing provisions, or otherwise, W Holding has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by W Holding of expenses incurred or paid by a director, officer or controlling person of W Holding in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, W Holding will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
 2.1      Plan of Merger, dated as of February 3, 1999, by and among
          Westernbank Puerto Rico, Western Interim Bank and W Holding
          Company.
 3.1      Certificate of Incorporation.
 3.2      Bylaws.
 5        Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of
          that firm.*
 8.1      Form of opinion of Hogan & Hartson L.L.P. as to certain
          United States tax matters, including consent of that firm.*
 8.2      Form of opinion of Jose Villa as to certain Puerto Rico tax matters.*
10.1      Form of 1999 Qualified Stock Option Plan.
10.2      Form of 1999 Nonqualified Stock Option Plan.
23.1      Consent of Hogan & Hartson L.L.P. (included as part of
          Exhibit 5 and Exhibit 8).*
23.2      Consent of Jose Villa.*
24        Power of attorney (incorporated by reference from signature page).
99.1      Form of proxy card.*
99.2      Representation Letter of officers of Westernbank Puerto Rico and W Holding Company, Inc. in connection with financial
          statement requirements in filings involving the formation of a one-bank holding company.

---------------
* To be filed by amendment.

(b) Not required.

(c) Not required.

ITEM 22.  UNDERTAKINGS.

     (a) W Holding hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) W Holding hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of W Holding's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) W Holding hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), W Holding undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) W Holding undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (sec. 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undertaking concerning indemnification is included as part of the response to Item 20.

     (f) W Holding hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) W Holding hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayaguez, Puerto Rico, on April 23, 1999.

                                          W Holding Company, Inc.

                                          By: /s/ FRANK C. STIPES
                                            ------------------------------------
                                              Frank C. Stipes, Chairman of the
                                              Board, Chief Executive Officer and
                                              President

     Each director whose signature appears below appoints Frank C. Stipes and Freddy Maldonado, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution in such director's name, place and stead, in any and all capacities to sign the Registration Statement on Form S-4 and any amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 23, 1999.

                        NAME:                                                 TITLE:
                        -----                                                 ------
/s/ FRANK C. STIPES                                    Chairman of the Board, Chief Executive Officer and
-----------------------------------------------------  President
Frank C. Stipes

/s/ ANGEL L. ROSAS                                     Director
-----------------------------------------------------
Angel L. Rosas

/s/ CESAR A. RUIZ                                      Director
-----------------------------------------------------
Cesar A. Ruiz

/s/ PEDRO R. DOMINGUEZ                                 Director
-----------------------------------------------------
Pedro R. Dominguez

/s/ FIDEL PINO CROS                                    Director
-----------------------------------------------------
Fidel Pino Cros

/s/ CORNELIUS TAMBOER                                  Director
-----------------------------------------------------
Cornelius Tamboer

/s/ FREDESWINDA G. FRONTERA                            Directress
-----------------------------------------------------
Fredeswinda G. Frontera

                                 EXHIBIT INDEX

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
 2.1      Plan of Merger, dated as of February 3, 1999, by and among
          Westernbank Puerto Rico, Western Interim Bank and W Holding
          Company.
 3.1      Certificate of Incorporation.
 3.2      Bylaws.
 5        Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of
          that firm.*
 8.1      Form of opinion of Hogan & Hartson L.L.P. as to certain
          United States tax matters, including consent of that firm.*
 8.2      Form of opinion of Jose Villa as to certain Puerto Rico tax matters.*
10.1      Form of 1999 Qualified Stock Option Plan.
10.2      Form of 1999 Nonqualified Stock Option Plan.
23.1      Consent of Hogan & Hartson L.L.P. (included as part of
          Exhibit 5 and Exhibit 8).*
23.2      Consent of Jose Villa.*
24        Power of attorney (incorporated by reference from signature page).
99.1      Form of proxy card.*
99.2      Representation Letter of officers of Westernbank Puerto Rico and W Holding Company, Inc. in connection with financial
          statement requirements in filings involving the formation of a one-bank holding company.

---------------
* To be filed by amendment.